Exhibit 10.1

Certain confidential information contained in this document, marked by [*****], has been omitted because it is not material and would likely cause competitive harm to Cullinan Oncology, Inc. if publicly disclosed.

SHARE PURCHASE AGREEMENT

BY AND AMONG

Taiho Pharmaceutical Co., Ltd

CULLINAN PEARL CORP.

AND

Cullinan Oncology, Inc

May 11, 2022

ARTICLE I PURCHASE AND SALE 1

1.1 Purchase and Sale 1

1.2 Closing 2

1.3 Closing Calculations 2

1.4 Closing Date Balance Sheet 2

1.5 Consideration 2

1.6 Post-Closing Adjustment 3

1.7 Contingent Consideration 5

1.8 Withholding Taxes 6

1.9 Tax Matters 7

1.10 Taking of Further Action 7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE Company 7

2.1 Organization and Good Standing 7

2.2 Authority and Enforceability 8

2.3 Governmental Approvals and Consents 8

2.4 No Conflicts 8

2.5 Company Capital Structure 8

2.6 Company Financial Statements 9

2.7 No Undisclosed Liabilities 10

2.8 Company Subsidiaries 10

2.9 No Changes 10

2.10 Tax Matters 13

2.11 Real Property 14

2.12 Tangible Property 14

2.13 Intellectual Property 14

2.14 Material Contracts 18

2.15 Data Processing, Privacy and Security 20

2.16 Employee Benefit Plans 21

2.17 Employment Matters 21

2.18 Environmental Matters 22

2.19 Reports and Records 22

2.20 Litigation 23

2.21 Insurance 23

2.22 Compliance with Legal Requirements 23

2.23 Governmental Authorizations 23

2.24 Compliance with Health Care Laws 23

2.25 Interested Party Transactions 27

2.26 Books and Records 27

2.27 Brokers’ and Finders’ Fees 27

2.28 Bank Accounts; Powers of Attorney 27

2.29 COVID-19 27

2.30 CFIUS Representations 28

ARTICLE III Representations and Warranties of Seller 28

3.1 Organization and Standing 28

3.2 Ownership of Shares 28

3.3 Litigation 28

3.4 Authority and Enforceability 29

-i-

(continued)

Page

3.5 Governmental Approvals and Consents 29

3.6 No Conflict 29

3.7 Brokers’ and Finders’ Fees 29

3.8 Representations Complete 29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER 30

4.1 Organization and Standing 30

4.2 Authority and Enforceability 30

4.3 Investment Purpose 30

4.4 No Conflicts 30

4.5 Governmental Approvals and Consents 30

4.6 Capital Resources 30

4.7 Independent Investigation 30

ARTICLE V CONDUCT OF COMPANY BUSINESS PRIOR TO THE CLOSING 31

5.1 Affirmative Conduct of Business of the Company 31

5.2 Forbearance of the Company 31

ARTICLE VI ADDITIONAL AGREEMENTS OF THE PARTIES 31

6.1 Non-Solicitation of Competing Acquisition Proposals 31

6.2 General Efforts to Close 32

6.3 Governmental Approvals 33

6.4 Access to Information 34

6.5 Notification of Certain Matters 34

6.6 Contracts 34

6.7 Transaction Expenses 35

6.8 Public Disclosure 35

6.9 Resignation of Directors and Officers 35

ARTICLE VII ADDITIONAL AGREEMENTS OF THE SELLER 36

7.1 Restrictions on Transfer 36

7.2 Confidentiality 36

7.3 Release 37

7.4 Termination of Agreements by the Seller; Waiver of Notice 38

7.5 Non-Competition 38

7.6 Company Director and Officer Indemnification 38

ARTICLE VIII CONDITIONS TO THE TRANSACTION 39

8.1 Conditions to Obligations of Each Party 39

8.2 Conditions to Obligations of Purchaser 39

8.3 Conditions to Obligations of Seller 40

ARTICLE IX INDEMNIFICATION 41

9.1 Survival 41

9.2 Indemnification 41

9.3 Limitations on Indemnification 43

9.4 Indemnification Claim Procedures 45

9.5 Third-Party Claims 46

ARTICLE X TERMINATION, AMENDMENT AND WAIVER 47

10.1 Termination 47

10.2 Effect of Termination 48

-ii-

(continued)

Page

10.3 Amendment 48

10.4 Extension; Waiver 48

ARTICLE XI TAX MATTERS 48

11.1 Preparation of Returns and Payment of Taxes 48

11.2 Tax sharing Agreement 48

11.3 Cooperation 48

11.4 Straddle Period Taxes 49

11.5 Tax Elections and Actions 49

ARTICLE XII GENERAL PROVISIONS 49

12.1 Notices 49

12.2 Interpretation 51

12.3 Disclosure Schedule 51

12.4 No Third-Party Beneficiaries 52

12.5 Entire Agreement 52

12.6 Assignment 52

12.7 Severability 52

12.8 Specific Performance and Other Remedies 52

12.9 Governing Law 53

12.10 Exclusive Jurisdiction 53

12.11 Waiver of Jury Trial 53

12.12 Further Assurances 53

12.13 Waiver of Conflicts Regarding Representation 53

12.14 Non-recourse 54

12.15 Independent Legal Advice 54

12.16 Counterparts 55

-iii-

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex Description

Annex A Certain Defined Terms

Exhibit Description

Exhibit A Form of Escrow Agreement
Exhibit B Form of Development Agreement
Exhibit C Form of Technology Transfer and Transition Services Agreement
Exhibit D Sample Calculation of Net Working Capital
Exhibit E Form of Press Release

Schedules Description

Schedule 6.6(b) Amended or Terminated Agreements
Schedule 6.6(c) Liens
Schedule 6.9 Resignation of Directors and Officers
Schedule 7.3 Termination of Agreements

-iv-

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2022, by and among Taiho Pharmaceutical Co., Ltd, a Japanese corporation (“Purchaser”), Cullinan Pearl Corp., a Delaware corporation (the “Company”), and Cullinan Oncology, Inc., a Delaware corporation (the “Seller”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S E T H:

WHEREAS, Seller owns Company Capital Stock in an amount and of the class or series set forth on Section 2.5(a) of the Disclosure Schedule (collectively, the “Shares”).

WHEREAS, the Shares constitute all of the issued and outstanding shares of Company Capital Stock owned by Seller that are not owned by Purchaser or its Affiliates, and Seller has agreed to sell to Purchaser free and clear of all Liens, and Purchaser has agreed to purchase from Seller, all such Shares on the terms and subject to the conditions set forth in this Agreement (the “Purchase”).

WHEREAS, the Seller and the Company have approved this Agreement, the Purchase and the other transactions contemplated by this Agreement and the Related Agreements to which the Seller and the Company are a party (collectively, with all other transactions contemplated by all other Related Agreements, the “Transactions”).

WHEREAS, as a condition and material inducement to Purchaser to enter into this Agreement, Purchaser, the Seller and the Escrow Agent are entering into the Escrow Agreement substantially in the form of Exhibit A hereto (the “Escrow Agreement”), which will be effective only upon the Closing.

WHEREAS, as a condition and material inducement to Purchaser and Seller to enter into this Agreement, Taiho Oncology, Inc., a Delaware corporation (“TOI”), and Seller are entering into a Development Agreement substantially in the form of Exhibit B hereto (the “Development Agreement”), which will be effective only upon the Closing.

WHEREAS, as a condition and material inducement to Purchaser to enter into this Agreement, Purchaser, the Seller and Purchaser are entering into a Technology Transfer and Transition Services Agreement (the “Technology Transfer and Transition Services Agreement”), which will be effective only upon the Closing.

WHEREAS, Purchaser and the Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions.

NOW, THEREFORE, in consideration of the agreements, covenants and other premises of each party set forth herein, the benefits to be gained by each party as a result of the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE
I.1
Purchase and Sale. At the Closing, Seller shall sell, assign, transfer, convey and deliver all Shares to Purchaser free and clear of all Liens, and Purchaser shall purchase such Shares from Seller on the terms and subject to the conditions set forth in this Agreement, for the consideration set forth in, and to be paid in accordance with, Section 1.5.
I.2
Closing. Unless this Agreement is validly terminated pursuant to Section 10.1, the Purchase shall be consummated at a closing (the “Closing”) as soon as reasonably practicable following, but in no event later than five (5) Business Days following, the satisfaction or waiver (if permissible hereunder) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), by electronic exchange of signature, unless another time is mutually agreed upon in writing by Purchaser and the Seller. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
I.3
Closing Calculations. No later than five (5) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser a spreadsheet (the “Spreadsheet”) setting forth the following information in form and substance reasonably satisfactory to Purchaser:
(a)
good faith calculation, in reasonable detail, of the Total Closing Consideration and all components thereof, including the Closing Indebtedness, Closing Cash, Transaction Expenses, and the Estimated Net Working Capital Adjustment Amount, together with the particular amounts underlying such calculations reasonably necessary for Purchaser to verify the calculations thereof;
(b)
the number, class and series of shares of Company Capital Stock held by Seller; and
(c)
the wire transfer instructions of Seller.
I.4
Closing Date Balance Sheet. No later than five (5) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser an estimated balance sheet and income statement of the Company as of the Closing Date, in a form reasonably acceptable to Purchaser, that has been prepared in accordance with GAAP consistently applied on a basis consistent with the Financial Statements and that fairly presents an estimate by the Seller in good faith based on reasonable assumptions of the balance sheet of the Company as of the Closing Date, after giving effect to the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall also include a good faith calculation, in reasonable detail, of the Net Working Capital Adjustment Amount and each of the components thereof (the “Estimated Net Working Capital Adjustment Amount”). The Company shall not, and the Seller shall cause the Company not to, directly or indirectly take or fail to take any action with the intention or for the purpose of manipulating or maximizing the Net Working Capital Adjustment Amount. The Seller shall consider in good faith any of Purchaser’s comments to such preliminary Closing Date Balance Sheet and Estimated Net Working Capital Adjustment Amount and provide any additional supporting documentation reasonably requested by Purchaser.
I.5
Consideration.
(a)
In consideration for the sale of the Shares as part of the Purchase pursuant to Section 1.1 hereof, the Seller shall receive an amount equal to the sum of (i) the Total Closing Consideration, plus (ii) the Final Adjustment Amount (if any) in accordance with Section 1.6, plus (iii) the Adjustment Fund Release Amount (if any) in accordance with Section 1.6(f); and
(b)
At Closing, Purchaser shall pay, or cause to be paid, in cash, to Seller the Total Closing Consideration payable pursuant to Section 1.5(a) to the account designated by the Seller in a written notice delivered to Purchaser at least three (3) Business Days prior to the Closing Date. All other amounts payable (if any) pursuant to Section 1.6 and ARTICLE IX shall be paid in the amounts, at the times and in the manner set forth in such sections.
(c)
Adjustment Escrow Amount. Within three (3) Business Days after the Closing Date, Purchaser shall deposit, or cause to be deposited, by wire transfer of immediately available funds, Five Million U.S. Dollars ($5,000,000) (the “Adjustment Escrow Amount”) into a segregated non-interest-bearing account established pursuant to the Escrow Agreement and designated by the Escrow Agent in a written notice delivered to Purchaser at least three (3) Business Days prior to the Closing Date (the “Adjustment Fund”), for disbursement pursuant to this Agreement and the Escrow Agreement. Such deposit shall be made out of funds that otherwise would have been paid as consideration to the Seller, and the Adjustment Escrow Amount shall be deemed to have been deposited with respect to the Seller. Purchaser shall be treated as the owner of the Adjustment Fund and all taxable income earned thereon for all U.S. federal income Tax purposes until such amounts, if any, are distributed pursuant to this Agreement and the Escrow Agreement. The Adjustment Fund shall be available for the satisfaction of any Final Adjustment Amount pursuant to Section 1.6(f).
I.6
Post-Closing Adjustment.
(a)
Within sixty (60) days after the Closing Date, the Purchaser shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth Purchaser’s good faith calculation of (i) the Net Working Capital Adjustment Amount and each of the components thereof (the “Post-Closing Net Working Capital Adjustment Amount”), and (ii) the Final Adjustment Amount and each of the components thereof.
(b)
During the thirty (30) day period following delivery of the Post-Closing Statement to Seller, the Purchaser shall, and shall cause its Representatives to, cooperate with Seller and its Representatives to provide them with information used in preparing the Post-Closing Statement reasonably requested by Seller and its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Purchaser. The Post-Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, Seller delivers to the Purchaser written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. Seller shall be deemed to have agreed with all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 1.6(c).
(c)
During the fifteen (15) day period following delivery of a Notice of Disagreement by Seller to the Purchaser, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein. During such fifteen (15) day period, Seller shall, and shall cause its Representatives to, cooperate with the Purchaser and its Representatives to provide them with information used in the preparation of such Notice of Disagreement reasonably requested by the Purchaser or its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of Seller and its Representatives. Any disputed items resolved in writing between the Seller and Purchaser within such fifteen (15) day period shall be final and binding with respect to such items, and if the Seller and Purchaser agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.
(d)
If the Seller and Purchaser have not resolved all such differences by the end of such fifteen (15) day period (or such later period if extended in a writing signed by the Seller and Purchaser) (the “Resolution Deadline”), the Seller and Purchaser shall submit, in writing, to a nationally recognized public accounting firm independent of both the Company and Purchaser (and their respective Affiliates) and agreed upon in writing by the Seller and Purchaser (or failing such agreement within fifteen (15) days after the Resolution Deadline, then to a nationally recognized public accounting firm agreed upon in writing by the auditor of Purchaser and the most recent auditor of the Company within fifteen (15) days after notice to each such auditor) (the “Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the Accounting Firm shall make a written determination as to each such disputed item and the amount of the Post-Closing Net Working Capital Adjustment Amount (in each case, if and to the extent disputed), which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.6(d) within the range of the difference between Purchaser’s position with respect thereto and the Seller’s position with respect thereto. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.6(d). The Seller and Purchaser shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Firm in any competent court. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Purchaser and the Seller in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(e)
The “Final Adjustment Amount” shall initially be [*****] and shall be increased or decreased as follows: (i) if the Post-Closing Net Working Capital Adjustment Amount, as finally determined in accordance with this Section 1.6, is less than the Estimated Net Working Capital Adjustment Amount, then the Final Adjustment Amount shall be decreased by the absolute value of such shortfall; and (ii) if the Post-Closing Net Working Capital Adjustment Amount, as finally determined in accordance with this Section 1.6, is greater than the Estimated Net Working Capital Adjustment Amount, then the Final Adjustment Amount shall be increased by the amount of such excess. If the Final Adjustment Amount is a negative number, then Purchaser may recover the absolute value of the Final Adjustment Amount from the Adjustment Fund (and, upon Purchaser’s request, Purchaser and the Seller shall, as promptly as practicable, deliver a joint written instruction to the Escrow Agent to release such amount from the Adjustment Fund to Purchaser), and additionally if the Adjustment Fund is insufficient to satisfy the entire amount of such absolute value, then within [*****] Business Days following the final determination of the Final Adjustment Amount, Seller shall pay, or cause to be paid, to Purchaser an amount equal to the aggregate amount of cash Final Adjustment Amount payable to Purchaser pursuant to this ARTICLE I, less the Adjustment Fund. If the Final Adjustment Amount is a positive number, within [*****] Business Days following the final determination of the Final Adjustment Amount, Purchaser shall pay, or cause to be paid, to Seller the aggregate amount of cash Final Adjustment Amount payable to Seller pursuant to this ARTICLE I.
(f)
To the extent any funds remain in the Adjustment Fund after giving effect to the foregoing Section 1.6(e) (such funds, the “Adjustment Fund Release Amount”), Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent to release such Adjustment Fund Release Amount to the Seller in accordance with this Agreement.

I.7
Contingent Consideration.
(a)
Purchaser shall, within [*****] days following such event, notify the Seller in writing after the first achievement of each of the following milestone events (“Milestone Events”) by Purchaser or Company (or their respective Affiliate) and, subject to Section 1.7(c), and to the Closing having occurred, shall make the applicable payment (each, a “Milestone Payment” and, collectively, the “Contingent Consideration”) to the Seller as set forth below, and each such Milestone Payment shall be made within [*****] days after the date on which such milestone is first achieved:
(i)
Upon the [*****], Purchaser shall pay an aggregate of:
(A)
[*****]
(B)
[*****]
(C)
[*****]
(i)
[*****]
(D)
[*****]
(E)
[*****]
(F)
[*****]

[*****]

(b)
Each Milestone Payment shall be made by wire transfer of immediately available funds, into a segregated account designated by the Seller in a written notice delivered to Purchaser at least [*****] Business Days prior to the date on which Milestone Payment is due.
(a)
In no event will the aggregate amounts paid by Purchaser pursuant to Section 1.7(a) exceed $130,000,000. For the avoidance of doubt, no Milestone Payment shall be payable more than once. [*****]
(a)
[*****]
I.8
Withholding Taxes. The Company and Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any applicable Legal Requirements. To the extent such amounts are so deducted or withheld, and properly remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing, if the Company or Purchaser determines that any amount is required to be withheld from any consideration payable or otherwise deliverable pursuant to this Agreement, a reasonable amount of time prior to making any payment that is subject to withholding, the Company or Purchaser shall (a) notify Seller in writing that (i) such payment is subject to withholding, (ii) the amount that will be withheld or rate of withholding, and (iii) a reasonable description of the provision of applicable Legal Requirements that requires such withholding and (b) provide Seller a reasonable opportunity to provide any forms, certificates, applications or other documents or evidence that would exempt or reduce the amount required to be withheld or deducted. Purchaser shall reasonably cooperate with Seller with respect to item (b) of the prior sentence and with respect to any reasonable request or application for a refund from a Governmental Entity of amounts previously withheld or deducted and paid over to such Governmental Entity (which, for the avoidance of doubt, shall be prepared by Seller and filed by Purchaser). Such cooperation shall include Purchaser, at the Seller’s reasonable written request, requesting an extension from the applicable Governmental Entities for a late submission of any forms, certificates, applications or other documents or evidence that would exempt or reduce the amount required to be withheld or deducted. Within thirtydays after the date of any amounts withheld or deducted by Purchaser in respect of any payment to Seller, Purchaser shall furnish to Seller the original or a certified copy of a receipt evidencing payment to the applicable Governmental Entity or other evidence reasonably satisfactory to Seller. Without limiting the terms of Section 9.2, to the extent that the consideration payable or otherwise deliverable to any Person under this Agreement is not reduced by such deductions or withholdings and was subject to deductions or withholdings pursuant to applicable Legal Requirements, such Person shall indemnify Purchaser and its Affiliates (including the Company) and agents for any such amounts of deductions or withholdings imposed by any applicable Governmental Entities, together with any related Losses, other than Losses attributable to Purchaser’s willful misconduct or gross negligence. The parties will make reasonable best efforts to minimize or eliminate any Tax withholding, including by cooperating with respect to all documentation required by any applicable Governmental Entity or reasonably requested by either party to secure a reduction in the rate of applicable withholding Taxes and qualifying for the benefits of any applicable Tax treaty.
I.9
Tax Matters.
(a)
Seller and Purchaser acknowledge and agree that Seller is not transferring, licensing or sublicensing any Intellectual Property to Purchaser pursuant to this Agreement and Seller is only purchasing the Shares from Seller pursuant to this Agreement. Accordingly, Seller and Purchaser shall treat the payments of Total Consideration as payments for the purchase of the Shares for applicable Tax purposes unless otherwise required by applicable Legal Requirements.
(b)
Except as otherwise expressly provided in this Agreement, (i) Purchaser makes no representations or warranties to Seller regarding the Tax consequences to the Company or to Seller of this Agreement, the Purchase or any of the other Transactions, and the Seller acknowledges that it is relying solely on its own Tax advisors in connection therewith, and (ii) Seller makes no representations or warranties to Purchaser regarding the Tax consequences to the Company or to Purchaser of this Agreement, the Purchase or any of the other Transactions, and the Purchaser acknowledges that it is relying solely on its own Tax advisors in connection therewith.
I.1
Taking of Further Action. If at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to all of the Company Capital Stock, then Seller, and the officers and directors (if any) of Seller, are fully authorized in the name of Seller or otherwise to take, and Seller will use its best efforts to cause such officers and director to take, all such lawful and necessary action.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in the disclosure schedule supplied by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to Purchaser as of the date hereof as follows:

II.1
Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted. The Company has Made Available to Purchaser true, correct and complete copies of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). The Board has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
II.2
Authority and Enforceability. Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Company of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Company enforceable against it in accordance with their respective terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (collectively, the “Enforceability Limitations”).
II.3
Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or any Related Agreement to which the Company is a party or the consummation of the Transactions, except (a) for applicable requirements of the HSR Act and any other applicable Antitrust Laws and (b) such consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing which would not be reasonably expected to be material.
II.4
No Conflicts. The execution and delivery by Company of this Agreement or any Related Agreement to which Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation or alteration of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, (b) any Material Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement or Order applicable to the Company or any of its properties or assets (whether tangible or intangible) other than, in the case of (c) only, any such Conflict, that is not material. Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Transactions, or for any such Contract to remain in full force and effect without Conflict after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

II.5
Company Capital Structure.
(a)
The authorized capital stock of the Company consists of 31,000,000 Company Common Shares, of which 7,667,059 are issued and outstanding as of the date hereof, and 23,000,000 Company Preferred Shares, all of which are issued and outstanding as of the date hereof. The Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, the number of the applicable stock certificates or book-entries representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights, restrictions on transfer or Liens, in each case, created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound. No Person holds any issued and outstanding shares of Company Capital Stock other than the Seller on the one hand, and Purchaser and its Affiliates, on the other hand.
(b)
All outstanding Company Securities have been issued or repurchased in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased in accordance with any right of first refusal or similar right or limitation Known to the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. No holder of Company Capital Stock that is outstanding and unexercised prior to the Closing will be entitled, upon the consummation of the Transactions, to consideration in excess of the amount determined in accordance with this Agreement.
(c)
Except as set forth on Section 2.5(c) of the Disclosure Schedule, the Company Securities are not subject to any shareholder agreements, registration rights agreements, voting trusts or similar agreements. The Seller has delivered or Made Available a true and complete copy of any agreements set forth on Section 2.5(c) of the Disclosure Schedule, including any amendments, supplements or restatements of the foregoing, and the Company has complied with all of the terms and provisions applicable thereto.
(d)
There are no options, warrants, calls, rights, convertible securities, commitments or other agreements of any character, to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement for Company Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, and there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Transactions, Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to vote, acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
(e)
No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in any liability of the Company to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Purchase or otherwise.

(f)
Section 2.5(f) of the Disclosure Schedule sets forth all Indebtedness of the Company, including the amount of such Indebtedness, a breakdown of the components of such Indebtedness, and Person to whom such Indebtedness is owed, and, other than as set forth therein, the Company has no outstanding Indebtedness. No Indebtedness of the Company contains any restriction upon the prepayment of any such Indebtedness.
II.6
Company Financial Statements.
(g)
Seller has Made Available to Purchaser copies of the Company’s financial statements of the Company as of December 31, 2021 (such date, the “Balance Sheet Date” and such financial statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. The Financial Statements present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Financial Statements are consistent with and based upon such books and records.
(h)
The Company has established and maintains, adheres to and enforces a system of internal accounting controls in accordance with GAAP. Neither the Company, any director or executive officer of the Company, nor to the Company’s Knowledge, any service provider of the Company, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
(i)
Section 2.6(c) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the date of this Agreement. Except as set forth in Section 2.6(c) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected): (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full, without any counterclaim or set off.
(j)
Section 2.6(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of the date of this Agreement; and (ii) all notes payable of the Company and all other indebtedness of the Company for borrowed money as of the date of this Agreement, specifying, with respect to each of the foregoing, whether any such item is subject to (and if so, the amount of) any change of control payments, prepayment premiums, cancellation charges, or other similar fees, penalties, costs, or expenses.
I.2
No Undisclosed Liabilities. The Company has no material liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Financial Statements or (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, none of which exceed [*****] individually or [*****] in the aggregate.

I.3
Company Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in, or control, any Person. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.
I.4
No Changes. Since the Balance Sheet Date through the date hereof, (a) no Company Material Adverse Effect has occurred or arisen, (b) the Company has been operated in the ordinary course of business consistent with past practice, and (c) there has not been or occurred, nor is there arising, any:
(i)
modification, amendment or change to the Charter Documents;
(i)
capital expenditure or commitment, or Contract to make a capital expenditure or commitment, exceeding [*****] individually or [*****] in the aggregate;
(ii)
amendment of any Data Processing Policy, publication of any new Data Processing Policy, or announcement of any new Data Processing Policy or amendment to any Data Processing Policy;
(iii)
entry into any Contract for the (x) sale, lease, license or transfer of any Company IP or any Contract or modification or amendment to any Contract with respect to Company IP with any Person, (y) purchase or license of any Intellectual Property or execution, modification or amendment of any Contract with respect to the Intellectual Property of any Person, or (z) change in pricing, amounts, or royalties set or charged by the Company to its customers or licensees, in promotional or soft-dollar funds or credits provided to customers or licensees, or in pricing, amounts or royalties set or charged by Persons who have licensed Intellectual Property to the Company;
(iv)
incurrence of any Indebtedness (other than the obligation to reimburse employees for reasonable and routine business travel and expenses or Indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices or Pre-Closing Taxes incurred in the ordinary course of business), issuance or sale of any debt securities, creation of a Lien over any asset of the Company or amendment to the terms of any outstanding loan Contract;
(v)
declaration, setting aside, or payment of any dividends on or any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combination or reclassification of any Company Capital Stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or direct or indirect repurchase, redemption or other acquisition of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Capital Stock);
(vi)
issuance, grant, delivery or sale, purchase or authorization of, or proposal of the issuance, grant, delivery or sale, or purchase of, any Company Capital Stock or equity‑based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities;
(vii)
formation, or entry into any Contract to form, a Subsidiary, or acquisition of, or enter into any Contract to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(viii)
proposal or adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the adoption of this Agreement);
(ix)
extension of any loan to any Person, purchase of the debt securities of any Person or guarantee of any Indebtedness of any Person;
(x)
assumption, guarantee, endorsement or other liability or responsibility (whether directly, contingently or otherwise) for the obligations of any other Person;
(xi)
commencement or settlement of any Action or threat of any Action by or against the Company or relating to any of its business, properties or assets;
(xii)
adoption or change of accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue);
(xiii)
entry into any closing agreement in respect of Taxes, settlement of any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, requesting or receiving any Tax ruling, or amendment of any Tax Return;
(xiv)
hiring or termination of any Employee, promotion, demotion or other change to the employment status or title of any Employee or any resignation or removal of any member of the Board;
(xv)
increase or effect of any other change that would result in increased cost to the Company for the salary, wage rate or other compensation (including equity-based compensation) payable or to become payable by the Company to any Employee;
(xvi)
declaration, payment, Contract, or suffering of any kind of obligation of any kind for, the payment (whether in cash, equity, or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity-based compensation) by the Company to any Employee;
(xvii)
other than in the ordinary course of business, taking of any action to accelerate or otherwise modify the terms of any of the outstanding Company Securities;
(xviii)
cancellation, material amendment or failure to renew any insurance policy of the Company;
(xix)
acceleration of the collection of any accounts receivable or delaying of the payment of any accounts payable, other than in the ordinary course of business consistent with past practices;
(xx)
(A) termination, amendment, waiver, or modification of any Material Contract (other than immaterial amendments, waivers, or modifications in the ordinary course of business consistent with past practice), in any material manner relative to such Contract or to the Company’s business or operations, (B) violation of the terms of any Material Contract or (C) entry into any Material Contract (other than Contracts that are otherwise with customers, in the ordinary course of business consistent with past practice);

(xxi)
sending of any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby (except for written communications to directors and officers of the Company in connection with reviewing, negotiating and enforcing this Agreement or the transactions contemplated hereby, or in connection with Seller or the Company performing its obligations hereunder) including any representations regarding offers of employment from Purchaser; or
(xxii)
Contract to take any of the actions described clause (i) through (xxii) of this Section 2.9, or any other action that would prevent the Company or the Seller from performing, or cause the Company or Seller not to perform, its covenants or agreements hereunder.
I.5
Tax Matters.
(b)
Tax Returns and Payments. Each income and other material Tax Return required to be filed by or on behalf of the Company with any Governmental Entity (collectively, the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); (ii) has been prepared in compliance with all applicable material Legal Requirements; and (iii) is true, complete, and correct in all material respects. All material Taxes, including all installments on account of Taxes for the current year, required to be paid (or collected and paid over) by the Company have been duly and timely paid (or collected and paid over, as applicable). The Company has delivered or Made Available to Purchaser accurate and complete copies of all material Company Returns filed since inception (but not including Tax Returns for the consolidated group of which Seller is the parent). No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that are still outstanding. There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.
(k)
Reserves for Payment of Taxes. The Financial Statements include an adequate reserve in accordance with GAAP for all material liabilities for Taxes with respect to all periods through the dates thereof. The Company has not incurred any material liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.
(l)
Audits; Claims. The Company has not received from any Governmental Entity any: (i) written notices indicating an intent to open an audit or other review; (ii) written notices of deficiency or proposed Tax adjustment, assessment or reassessment which have not been resolved; or (iii) written threats of Action in respect of any Tax which have not been resolved. There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).
(m)
Distributed Stock. The Company has not distributed shares or stock of another Person, and has not had its shares distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(n)
Real Property Holding Corporation. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(o)
No Other Jurisdictions. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(p)
Reportable Transactions. The Company has not participated in, nor is the Company currently participating in, a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).
(q)
Withholding. The Company has complied with all applicable material Legal Requirements relating to the payment, reporting and withholding of Taxes, including by (i) within the time and in the manner prescribed by such Legal Requirements, withholding all Taxes and other amounts required by such Legal Requirements to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person) and timely paying over to the proper Governmental Entities such amounts required to be paid over under such Legal Requirements; and (ii) timely filing all withholding Tax Returns.
(r)
Consolidated Groups. The Company has never been a member of an affiliated, combined, consolidated or unitary group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller or the Company), nor does the Company have liability for Taxes of any Person as a result of being a member of such a group.
(s)
Power of Attorney. No power of attorney (other than powers of attorney authorizing employees or representatives of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority, and each employee or representative of the Company who is authorized to act on behalf of the Company with respect to any Taxes is identified on Section 2.10(j) of the Disclosure Schedule.
(t)
280G; Tax Indemnity Agreements; Etc. There is (i) no agreement, plan, arrangement or other Contract covering any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code and (ii) no agreement, plan, arrangement or other Contract by which the Company or any ERISA Affiliate is bound to compensate any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) for excise taxes paid pursuant to Section 4999 of the Code.
(u)
Unclaimed Property; Escheat. There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company, and the Company is in compliance in all material respects with applicable Legal Requirements relating to unclaimed property or escheat obligations.
I.6
Real Property. The Company does not own or lease any real property, and has never owned or leased any real property, and is not a party to any agreement to purchase, sell or lease any real property.
I.7
Tangible Property. The Company has good and valid title to all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Financial Statements; (b) Liens for Taxes not yet due and payable, (c) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby as presently used or as currently contemplated to be conducted.

I.8
Intellectual Property.
(c)
Registered Company IP. Section 2.13(a) of the Disclosure Schedule sets forth a true and correct list of (i) each item of Registered IP in which the Company owns or purports to own or is otherwise registered in the name of the Company (“Registered Company IP”), (ii) the jurisdiction in which such item of Registered Company IP has been registered or filed and the applicable application, registration or serial number and the name of any other owners if not owned solely by Company and (iii) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant.
(v)
Ownership Free and Clear. The Company solely and exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens. Without limiting the generality of the foregoing:
(xxiii)
each Person (A) that is or was involved in the authorship, invention, creation, conception, development, modification, or improvement of any Company IP (or purported Company IP), including any employee, consultant service provide, contract manufacturing organization, contract research organization, clinical trial site (whether contracted by Company, its Affiliate or a contract research organization) or other contractor or (B) from which the Company has otherwise acquired or purported to acquire ownership of any Intellectual Property (each such Person, a “Contributor”), has entered into a valid and enforceable written agreement (a) sufficient to irrevocably assign to the Company all right, title and interest in all such Company IP (or purported Company IP) (including the right to seek past and future damages with respect thereto), and (b) containing confidentiality provisions protecting such Intellectual Property;
(xxiv)
all amounts payable by the Company to all Contributors have been paid in full and no Contributor has made any assertions with respect to any alleged ownership or right in any Company IP or Company Product;
(xxv)
no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used in the development or creation of any Company IP or Company Product and no Contributor has performed services for any Governmental Entity or research or educational institution during a period of time during which such Contributor was also performing services for the Company;
(xxvi)
the Company has taken all reasonable steps to maintain the confidentiality of all proprietary or confidential information of the Company, or any proprietary or confidential held by or purported to be held by the Company, including any information provided to the Company by any Person under an obligation of confidentiality;
(xxvii)
Without limiting the generality of the foregoing, the Company and its Affiliates has and enforces a policy requiring each employee and consultant to execute the Company’s employee proprietary information invention assignment agreement or consulting agreement (copies of each of which have been Made Available to Purchaser) containing an assignment to the Company or such Affiliate, as applicable, of Intellectual Property conceived, developed, generated, made or reduced to practice in performance of such employment or consulting and a confidentiality provision to protect the Company’s confidential information and trade secrets, and all such employees and consultants have executed such an agreement;
(xxviii)
As between the Company and its Affiliates, (A) Company owns all Product Data and Intellectual Property authored, invented, created, conceived, generated, developed or reduced to practice in the research, development or manufacturing of Company Products for or on behalf of Company or its Affiliates, (B) Company is the recipient of all licenses or grants of rights under Intellectual Property of a third party used or held for use in the research, development, manufacture and/or commercialization of Company Products and (C) all regulatory filings, approvals and clearances (including any Investigational New Drug Application filed with the FDA or similar filings to other regulatory authorities to initial a clinical study) with respect to the research, development or manufacture of Company Products were made in the name of, and are owned by, Company. Section 2.13(b)(vi) of the Disclosure Schedule sets forth each Contract to which any Affiliate of Company is or was a party related to the conduct of research, development, manufacturing or commercialization of Company Products or under or pursuant to which any such conduct has occurred.
(xxix)
all Company IP will be fully transferable and alienable by the Company at the Closing without restriction and without payment of any kind to any person; and
(xxx)
there are no forbearances to sue, consents, settlement agreements, judgments, orders, Contracts or similar obligations that do or may: (A) restrict the rights of the Company to use, transfer, license or enforce any Company IP, (B) restricts the rights for Company to use, exploit or make available any Company Product, (C) restrict the conduct of the business of, including any payments by or conditions on, the Company in order to accommodate any Person’s Intellectual Property or (D) grant any Person any right with respect to any Company IP.
(w)
Valid and Enforceable.
(xxxi)
Each item of Registered Company IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Registered Company IP in full force and effect have been made by the applicable deadline. Except as set forth in Section 2.13(c)(i) of the Disclosure Schedule, there are no actions that must be taken by the Company within six (6) months of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered Company IP.
(xxxii)
The Company has taken all actions reasonably necessary to protect the material Company IP. The Company operates and enforces reasonable procedures designed to ensure the recording, maintenance, confidentiality, and protection of all Company IP that is material to the research, development, manufacturing or commercialization of Company Products and is reasonably probable to be patentable, and such procedures include requiring all employees of the Company or its Affiliates who contributed to the discovery, creation, or development of Company Products to maintain notebooks, or equivalent records, describing such activities in reasonable detail sufficient to enable the Company to document and otherwise protect, enforce and defend its rights in and to such Company Products.
(xxxiii)
Each of the Patents listed in Section 2.13(a) of the Disclosure Schedule properly identifies each and every inventor thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or pending. Each inventor named on the Patents listed in Section 2.13(a) of the Disclosure Schedule that were filed by the Company alone (or together with any joint owners, if any, in which case such joint ownership interest shall be listed in Section 2.13(a) of the Disclosure Schedule), has executed an agreement actually assigning his or her entire right (including the right to claim priority), title and interest in and to such Patents to the Company. To the Knowledge of the Company and Seller, no such inventor has any contractual or other obligation that would preclude or render void or voidable any such assignment or otherwise conflict with the obligations of such inventor to the Company.

(x)
Effects of the Transactions. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, under any Contract to which the Company is bound or purported to be bound: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any IP Contract; (iii) any impairment, alteration, restriction or other change to or on the Company’s ability to use or otherwise exploit, including for purposes of the research, development, manufacturing and/or commercialization of Company Products (including any Milestone Product), the Company IP or Licensed IP, (iv) the release, disclosure or delivery of any Company IP, Licensed IP or Company Product by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP, Licensed IP or any Intellectual Property owned by, or licensed to, Purchaser or any of Purchaser’s Affiliates; (vi) payment of any royalties or other license fees with respect to Intellectual Property of any other Person in excess of those payable by the Company in the absence of this Agreement or the Transactions, (vii) a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company IP or Licensed IP; or (viii) any non-compete or other material restriction or limitation on the operation of the business of the Company, Purchaser or any of its Affiliates.
(y)
No Third-Party Infringement of Company IP. To the Knowledge of Company and Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. The Company has not brought any Actions against any Person with respect to any Company IP and has not sent or received any written correspondence regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.
(z)
No Infringement of Third-Party IP Rights. To the Knowledge of Company and Seller, the operation of the business of the Company (including the research, design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, hosting, provision, delivery, sale and licensing of any Company Product or Company IP) as previously conducted, currently conducted and currently contemplated to be conducted has not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate, any Intellectual Property of any other Person or any other right of any Person (including any right to privacy or publicity), and has not constituted, and does not and will not, constitute unfair competition or trade practices under any Legal Requirement. Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar Action is pending or has been threatened or brought against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Action; (ii) neither the Company nor any of its Affiliates has received any notice or other communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person by the Company or the operation of its business or (B) inviting the Company to license the Intellectual Property of another Person or providing any warning letter, entitlement request or other letter or communication suggesting or offering that, in view of the Company’s or its Affiliates conduct of the business, the Company obtain a license to any Intellectual Property of any Person. The Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim.
(aa)
Intellectual Property Agreements. Section 2.13(g) of the Disclosure Schedule identifies any Contract, including all amendments and modifications thereto (true, correct and complete copies of which have been Made Available to Purchaser), to which the Company is a party (i) pursuant to which the Company has licensed any Intellectual Property from or licensed or granted any rights to any Intellectual Property to any third party or covenanted not to assert or enforce any Intellectual Property, (ii)

pursuant to which the Company has assigned or has an obligation to assign any material Intellectual Property to any Person, (iii) that limits the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell Company Products in any respect or (iv) pursuant to which a third party has been granted any license or rights (including options to obtain such license or rights) under, or received, any Company Products, including any collaboration, research, development, license or strategic alliance agreements, material transfer agreements or asset purchase agreements (collectively, the “IP Contracts”). The Company is not in material breach of, or in material default under, any Contract described above or otherwise set forth on Section 2.13(g) of the Disclosure Schedule.
(bb)
Section 2.13(h) of the Disclosure Schedule sets forth each Contract pursuant to which any Affiliate of Company is or was a party pertaining to the research, development, manufacture or commercialization of, or otherwise involving, any Company Product and any Intellectual Property conceived, developed, generated, made or reduced to practice in connection with the research, development, manufacture or commercialization of any Company Product.
(cc)
Royalty Obligations. Section 2.13(i) of the Disclosure Schedule contains a complete and accurate list of Contracts pursuant to which Company is obligated to pay milestones, royalties or other amounts (excluding expenses of prosecution, maintenance or enforcement of Intellectual Property, or indemnities arising from Company’s use or exploitation of Intellectual Property) to any other Person in consideration of the right to use and exploit any Company IP, Licensed IP or Company Product, other than any such Contract pursuant to which all payment obligations for such Intellectual Property were made prior to the date of this Agreement.
I.9
Material Contracts.
(d)
Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, including all amendments and modifications thereto, (x) to which the Company is a party, (y) by which the Company or any of its assets is or may become legally bound or subject or (z) under which the Company has or may acquire any right or interest:
(i)
that is with a supplier or manufacturer of Company Products, or materials or components used in Company Products;
(ii)
pursuant to which the Company has appointed another party as a partner, reseller, or distributor or OEM of the Company;
(iii)
pursuant to which the Company has agreed to purchase all or any portion of its requirements for any products, materials, supplies, equipment, components, support, maintenance or other goods or services or which contain minimum volume or dollar guarantees or commitments for any goods or services;
(xxxiv)
that contains a most favored nation, most favored customer, best or preferred pricing, or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;
(xxxv)
pursuant to which the Company has granted, or is required to grant, a right of first refusal, right of first negotiation, or other similar term to or for the benefit of another Person;
(xxxvi)
pursuant to which the Company is bound to, or has committed to provide or license, any Company Product to any Person on an exclusive basis or to acquire or license any product or service on an exclusive basis from any Person or that otherwise contemplates an exclusive relationship between the Company and any other Person where the Company is bound by any exclusivity restriction;
(xxxvii)
pursuant to which the Company has assigned or has an obligation to assign Intellectual Property to any Person;
(xxxviii)
pursuant to which the Company developed, had developed for the Company or collaborated in the development of, or otherwise involves the acquisition, transfer, licensing or sharing of any Intellectual Property or Company Products;
(xxxix)
relating to the conduct of clinical trials for Company Products, including any Milestone Product, including agreements with investigators, contract research organizations, clinical trial sites, and clinical trial support services;
(xl)
for the research and/or development of a companion diagnostic for any Company Product;
(xli)
imposing any restriction on the right or ability of the Company (or that would purport to limit the freedom of Purchaser or any of its Affiliates): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; or (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person;
(xlii)
that is an IP Contract;
(xliii)
that grants any bonus, benefits, incentive plan, severance, pension, profit sharing, savings, retirement, deferred compensation or termination pay or post-termination payments (in cash or otherwise) to any Employee;
(xliv)
set forth or required to be set forth in Sections 2.13(a)(iii), 2.13(b), or 2.13(f) of the Disclosure Schedule;
(xlv)
providing for, relating to or constituting capital expenditures and requiring future payments to or from the Company in excess of [*****] individually or [*****] in the aggregate;
(xlvi)
providing for, relating to or constituting the settlement of any Action;
(xlvii)
providing for, relating to or constituting (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities;
(xlviii)
that is a data protection or processing agreement, business associate agreement, or other Contract for which the primary purpose of such Contract is addressing privacy, data protection, or security obligations;

(xlix)
providing for, relating to or constituting any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company;
(l)
providing for, relating to or constituting any guaranty, pledge, performance or completion bond, indemnity or surety arrangement in favor of Person (other than pursuant to indemnification obligations that do not materially differ in substance from the obligations in the Standard Form IP Contracts);
(li)
creating, providing for, relating to or constituting any partnership, joint venture, strategic alliance or similar arrangement or any sharing of revenues, profits, losses, costs or liabilities;
(lii)
providing for or constituting the purchase or sale of any product or other asset by or to, or the performance of any services by or for, Seller or Seller’s Affiliates;
(liii)
that was entered into outside of the ordinary course of business or was inconsistent with any past practices of the Company;
(liv)
that contemplates or provides for, relates to or constitutes: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of [*****] in the aggregate; or (B) the performance of services having a value in excess of [*****] in the aggregate; and
(lv)
any other Contract that is material to the business, operations, assets, financial condition, results of operations, or prospects of the Company.
(e)
The Company has Made Available to Purchaser true, correct and complete copies of all written Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to the Enforceability Limitations. Except as set forth on Section 2.14(a) of the Disclosure Schedule, the Company is not in material breach of, or in material default under, any Material Contract, and to the Knowledge of the Company and Seller, no other Person has violated or breached, or committed any default under, any such Contract. The Company has not violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of Company, no other Person has violated or breached, or committed any default under, any such Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; (iv) give any Person the right to cancel, terminate or modify any Material Contract or (v) materially impair the rights of the Company or alter the rights or obligations of any Person, or otherwise adversely affect the rights of the Company thereunder. The Company has not received any written (or, to the Knowledge of the Company and Seller, oral) notice or other written (or, to the Knowledge of the Company and Seller, oral) communication regarding any actual or threatened violation or breach of, or default under, any Material Contract. The Company has not waived any of its material rights under any Material Contract. No Person is currently renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to or by the Company under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened in writing (or, to the Knowledge of the Company and Seller, orally) to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). “Material Contracts” means any Contract disclosed on Section 2.14(a) of the Disclosure Schedule.

I.10
Data Processing, Privacy and Security.
(dd)
Data Processing. Section 2.15(a) of the Disclosure Schedule sets forth each category of Company Data Processed by or for the Company. All Data Processing Policies have been Made Available. The Company, the Company Products, and, to the Knowledge of the Company, all service providers to the Company that Process Company Data comply, and at all times have complied, in all material respects with all Data Processing Requirements. The Company has, and at all applicable times has had, all rights and authorizations to Process Company Data as Processed by or for the Company. The Company is not, and has not been, subject to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder.
(ee)
Effect of Transaction. Neither the execution, delivery, or performance of this Agreement or any Related Agreement, the consummation of the Transactions, nor the disclosure or transfer of any Company Data to Purchaser or any of its Affiliates, will violate any Data Processing Requirement. The Company is not subject to any Data Processing Requirement that, following the Closing, would prohibit the Company or any of its Affiliates (including, following the Closing, Purchaser) from Processing Company Data in the manner in which such Company Data is Processed by or for the Company prior to the Closing.
(ff)
Actions. There is not, and has not been, any Action against or to the Company or any of its service providers or customers (in the case of service providers and customers, relating to the Company) by any Governmental Entity or other Person relating the Processing of Company Data, privacy, data protection, security, or the confidentiality, availability, or integrity of any IT Systems or Company Data.
(gg)
Security. The Company has at all times implemented and maintained reasonable and appropriate plans, policies, procedures, and safeguards (including implementing and monitoring compliance with reasonable and appropriate measures with respect to technical and physical security) designed to protect the confidentiality, availability, security, and integrity of all IT Systems and Company Data against loss and against unauthorized, accidental, or unlawful Processing, including data security, disaster recovery, incident response and business continuity policies and plans, consistent with industry standards. The Company at all times has taken prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats, and vulnerabilities identified by or to the Company. There has been no breach, security incident, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any IT System, nor any unauthorized, accidental, or unlawful access to, or other Processing of, Company Data, and no circumstance has arisen in which Data Processing Obligations would require the Company to notify any Governmental Entity or any other Person of any such instances.
I.11
Employee Benefit Plans. Neither the Company nor any Subsidiary of the Company has ever maintained or sponsored a Company Employee Plan. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan except as previously disclosed to Purchaser in writing, or as required by this Agreement, or to enter into any Company Employee Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to or been obligated to contribute to any “multiple employer plan” within the meaning of Section 413(c) of the Code, “funded welfare plan” within the meaning of Section 419 of the Code, or “multiple employer welfare arrangement,” as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA). Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise), becoming due by the Company or Purchaser to any Employee, (ii) result in any forgiveness of Indebtedness of any Employee, (iii) increase any benefits otherwise payable by the Company or (iv) accelerate the time of payment, vesting or funding of any such benefits except as required under Section 411(d)(3) of the Code.
I.12
Employment Matters. The Company does not have and, at all times since its inception has not had, any employees. The Company is and has at all times since its inception been in compliance with all applicable Legal Requirements respecting employment and employment practices, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to payments made to Employees; and (ii) is not liable for any arrears of payments or any Taxes or any penalty for failure to comply with the foregoing. There are no Actions or administrative matters pending or, to the Knowledge of the Company and Seller, threatened against the Company or any of its Employees (in such person’s capacity as an Employee of the Company) relating to any Employee. The Company has not received notice of complaints, charges or claims against the Company and, to the Knowledge of the Company and Seller, no such complaints, charges, investigation of any kind or claims are threatened, by or before any Governmental Entity based on, arising out of, or in connection with or otherwise relating to the engagement or termination or failure to engage by the Company of any individual. There are no controversies pending or, to the Knowledge of the Company and Seller, threatened, between the Company and any of their current or former Employee, which controversies have or would reasonably be expected to result in an Action before any Governmental Entity. Section 2.17 of the Disclosure Schedule lists all liabilities of the Company to any Employee that would result from the termination by the Company of such Employee’s services, or a change in control. The Company does not have any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any employee leased from another employer.
I.13
Environmental Matters.
(hh)
CONDITION OF PROPERTY. As of the Closing, except in compliance with Environmental Laws and in a manner that would not reasonably be expected to result in liability to the Company, no Hazardous Materials are present on any real property currently owned, operated, controlled or leased by the Company (IF ANY) or were present on any other real property at the time it ceased to be owned, operated, controlled or leased by the Company (IF ANY).
(ii)
COMPLIANCE WITH ENVIRONMENTAL LAW. THE COMPANY IS AND HAS BEEN IN COMPLIANCE WITH ALL ENVIRONMENTAL LAWS AND HOLDS ALL ENVIRONMENTAL PERMITS REQUIRED FOR ITS OPERATIONS AND OCCUPATION OF ITS PREMISES (IF ANY). NO FACTS OR CIRCUMSTANCES EXIST WHICH WOULD REASONABLY BE EXPECTED TO CAUSE ANY SUCH ENVIRONMENTAL PERMIT (IF ANY) TO BE REVOKED, ADVERSELY MODIFIED, OR RENDERED NON-RENEWABLE UPON PAYMENT OF THE PERMIT FEE. THE OPERATIONS OF THE COMPANY HAVE NOT RESULTED IN THE EXPOSURE OF ANY PERSON TO A HAZARDOUS MATERIAL IN A MANNER WHICH HAS CAUSED OR WOULD REASONABLY BE EXPECTED TO CAUSE AN ADVERSE HEALTH EFFECT TO ANY SUCH PERSON.
(jj)
ENVIRONMENTAL LIABILITIES. NONE OF THE COMPANY NOR TO THE COMPANY’S KNOWLEDGE ANY OF ITS EMPLOYEES IS AWARE OF ANY FACT OR

CIRCUMSTANCE THAT WOULD REASONABLY BE EXPECTED TO RESULT IN ANY MATERIAL ENVIRONMENTAL LIABILITY. THE COMPANY HAS NOT RECEIVED ANY WRITTEN NOTICE REGARDING OR ALLEGING ANY ACTUAL OR POTENTIAL VIOLATION OF, OR LIABILITY UNDER, ENVIRONMENTAL LAW. THE COMPANY HAS NOT ENTERED INTO ANY CONTRACT THAT MAY REQUIRE IT TO GUARANTEE, REIMBURSE, PLEDGE, DEFEND, HOLD HARMLESS OR INDEMNIFY ANY OTHER PERSON FOR A LIABILITY ARISING UNDER ENVIRONMENTAL LAWS.
I.14
Reports and Records. THE COMPANY HAS MADE AVAILABLE ALL ENVIRONMENTAL AUDITS AND ENVIRONMENTAL ASSESSMENTS RELATING TO ANY REAL PROPERTY owned, operated, controlled or leased by the Company (IF ANY) and any other documents identifying environmental, health or safety liabilities of the Company.
I.15
Litigation. There is no Action of any nature pending or, to the Knowledge of the Company and Seller, threatened, against the Company, its properties and assets (tangible or intangible) or any of its officers or directors (in their capacities as such) and, to the Knowledge of the Company and Seller, there is no reasonable basis for any such Action. No Governmental Entity has challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted, and, to the Knowledge of the Company and Seller, there is no reasonable basis for any such challenge or question. There is no Action of any nature pending or, to the Knowledge of the Company and Seller, threatened against any Person who has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing, and, to the Knowledge of the Company and Seller, there is no reasonable basis for any such Action.
I.16
Insurance. Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (such policies and bonds, collectively, “Insurance Policies”). There is no claim by the Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such Insurance Policies. In addition, there is no pending claim pursuant to any Insurance Policy of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all Insurance Policies have been paid, the Insurance Policies are in full force and effect, and the Company is otherwise in material compliance with the terms of such Insurance Policies.
I.17
Compliance with Legal Requirements. Except as is not material in any case or in the aggregate, the Company has complied with, and is not in violation of, any Legal Requirement. The Company has not received any notices of suspected, potential or actual violation with respect to, any Legal Requirement.
I.18
Governmental Authorizations. Each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest pursuant to applicable Legal Requirements (collectively, “Company Authorizations”) has been issued or granted to the Company, including all permits, licenses, registrations, certificates, authorizations, and approvals required by the U.S. Food and Drug Administration (“FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals, biologics, drug substances or biohazardous materials, including but not limited to state public health authorities, Occupational Safety and Health Administration, and Drug Enforcement Administration, as

applicable. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets and none of the Company Authorizations is subject to any suspension, revocation, termination, material modification or any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Transactions. The Company has been and is in compliance with the terms and conditions of the Company Authorizations in all material respects.
I.19
Compliance with Health Care Laws The Company is, and at all times since formation has been, in material compliance with all Legal Requirements (including Health Care Laws, as defined below) applicable to Company, its business operations and assets. Neither the Company nor any of its directors, officers, nor to the Company’s Knowledge, agents acting on behalf of the Company, has received any written or, to the Knowledge of the Company, oral notification from a governmental authority or other third party asserting that the Company is, or is suspected of, alleged to be or under investigation for being, not in compliance in all material respects with any Legal Requirements, including Health Care Laws, or Company Authorizations.
(kk)
“Health Care Laws” means all Legal Requirements applicable to the Company’s business and relating to the research (including non-clinical and clinical research), development, testing, production, processing, manufacture, packaging, transfer, storage, distribution, approval, labeling, marketing, promotion, pricing, selling, importing, or exporting of any drug substance, biologic or pharmaceutical product or product candidate, including licensing, accreditation, and certification, establishment registration, product listing, good manufacturing practices, record-keeping, adverse event reporting, reporting of corrections, removals, and recalls, reimbursement and sale of drugs or biologic products, including but not limited to: the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); any criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Statute, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. and applicable implementing regulations and final guidances issued by the FDA (collectively, the “FDCA”), including but not limited to those requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices and investigational use; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the Federal Trade Commission Act; the Controlled Substances Act; Occupational Safety and Health Act, the Patient Protection and Affordable Care Act, Pub. L. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152; and similar state and foreign laws related to financial arrangements with healthcare professionals and healthcare entities; human research protection; product liability laws; data privacy and security laws; all implementing rules and regulations promulgated pursuant to the foregoing laws; and similar foreign, federal, state and local laws and regulations.
(ll)
All products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable regulatory authority or governmental authority (if any) have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects in compliance with the Health Care Laws, including the FDCA. To the Knowledge of the Company, except as would not be material to the Company, taken as a whole, any third party that is a manufacturer or contractor for the Company is in compliance with all Health Care Laws, including Good Manufacturing Practices, insofar as they pertain to the manufacture of products or components or substances thereof for the Company. No product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product, (ii) a change in the labeling of any such product or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, removal, suspension, import detention, seizure or similar action of any such product are pending or threatened orally or in writing against the Company. The Company has not received any notice from the FDA or any comparable regulatory or governmental authority that any product distributed or sold by or on behalf of the Company cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of the Company.
(mm)
The Company has timely submitted or filed with the applicable governmental authority all filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, as required to be submitted or filed under the applicable Health Care Laws, and any such submissions and filings were in material compliance with applicable Health Care Laws when filed, and no material deficiencies have been asserted by any applicable governmental authority with respect to any such filings. To the Knowledge of the Company, each such submission and filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable governmental authority. The Company has delivered or Made Available to Purchaser true, correct and complete copies of all submissions, filings, applications, reports, material correspondence, and other material documentation related to interactions with any governmental authority, including meeting minutes, and descriptions and reports of the results and data of all studies conducted by or sponsored by the Company.
(nn)
All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company have been and are being conducted in material compliance with all Legal Requirements, including Good Clinical Practice requirements, FDCA, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information (in each case, if and as applicable). No clinical trial sponsored or conducted by or on behalf of the Company has been terminated, materially delayed, limited, suspended or placed on clinical hold prior to completion by the FDA, any other applicable governmental authority or regulatory authority, or any institutional review board or other ethics committee that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable governmental authority or regulatory authority, nor any institutional review board or other ethics committee that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company, has ordered or commenced, or threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or, to the Knowledge of the Company, alleged any violation of the FDCA in connection with any such clinical trial. No clinical investigator or clinical site who has conducted or, if still pending, is conducting any clinical trial sponsored by or on behalf of Company has been disqualified by the FDA or any other foreign, federal, state or local governmental authority or received any written notice from the FDA or any other foreign, federal, state or local governmental authority of an intent to initiate such disqualification or any other disciplinary action or proceeding.

(oo)
To the Knowledge of the Company, all data generated by the Company with respect to their respective products that has otherwise been made public is truthful and not misleading in any respect.
(pp)
There are no proceedings pending or threatened by or on behalf of the FDA or any other regulatory authority or governmental authority that has jurisdiction over the operations of the Company. The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter”, notice of FDA action for import detention or refusal, or any other notice from the FDA or any other regulatory authority or governmental authority alleging or asserting noncompliance with any Health Care Law or Company Authorizations. The Company is not and has not been subject to any obligation arising under an administrative, enforcement or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable regulatory authority or governmental authority. The Company has made all notifications, submissions, responses and reports required by the FDCA or any other Legal Requirements, including any such obligation arising under any administrative, enforcement or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable regulatory authority or governmental authority and all such notifications, submissions and reports were correct and complete in all material respects as of the date of submission to the FDA or any comparable regulatory authority or governmental authority. To the Knowledge of the Company, no basis for liability exists with respect to any such notification, submission, or report.
(qq)
Neither the Company nor any of its, directors, officers, or to the Company’s Knowledge, any of its contractors or agents acting on behalf of the Company has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Legal Requirements.
(rr)
Neither the Company nor any of its directors, officers, or, to the Knowledge of the Company, any contractors or agents acting on behalf of the Company has been or is currently suspended, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment under federal or state law or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any federal health care program, or convicted of any crime regarding health care products or services, or, to the Company’s Knowledge, engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including, without limitation, (i) debarment under 21 U.S.C. Section 335a or any similar law; (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law or regulation; or (iii) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. Neither the Company nor any of its current or former directors, officers, or, to the Knowledge of the Company, any contractors or agents acting on behalf of the Company has been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any governmental authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.
(ss)
Neither the Company nor any director, officer, nor to the Company’s Knowledge, any contractor or agent acting on behalf of the Company, is not a party to, or subject to the terms of, any corporate integrity agreement or similar agreement or consent order of any governmental authority; does not have reporting obligations pursuant to any settlement agreement entered into with any governmental authority; has not been the subject of any investigation conducted by any federal or state enforcement agency; has not been a defendant in any qui tam or False Claims Act litigation; has not been served with or received any search warrant, subpoena, civil investigation demand or by or from any federal or state enforcement agency regarding a violation of Health Care Law; and has not received any written complaints or other legal claim from any contractors, vendors, providers, patients, study participants or any other persons that could reasonably be considered to indicate that the Company has violated, or is currently in violation of, any Health Care Law.
(tt)
Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole, (i) all agreements or other arrangements between the Company and any healthcare professional for services are in writing, describe bona fide services required by the Company, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), (ii) all agreements or arrangements with healthcare professionals for services to or investments in the Company, directly or indirectly, to which the Company is a party as of the date of this Agreement are referenced in the Disclosure Schedule, including correct and complete details as to amounts paid or investment interests granted thereunder, and (iii) all such agreements, arrangements, payments and any other remuneration are in material compliance with all Legal Requirements, including all Health Care Laws.
II.7
Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any holder of Company Securities other than Purchaser and its Affiliates (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, the same or similar services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from, or sells or furnishes to, the Company any goods or services or otherwise has entered into a Contract with the Company, or (iii) any direct or indirect interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than [*****] of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.25. There are no Contracts with regard to contribution or indemnification between or among any of the holders of Company Securities (excluding any Contract between Company Parties, on one hand, and Purchaser or its Affiliates, on the other hand). All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property from, or sold or furnished any services, products, technology or Intellectual Property to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
II.8
Books and Records. The minute books of the Company have been Made Available to Purchaser. The minute books of the Company contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the Shareholders and the Board (and any committees thereof) in their capacity as Shareholders or the Board, as applicable, since the time of incorporation of the Company until the date hereof. At the Closing, the minute books and all other business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers (collectively, the “Books and Records”) will be in the possession of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.
I.20
Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

I.21
Bank Accounts; Powers of Attorney. Section 2.28 of the Disclosure Schedule sets forth a complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, complete and correct copies of which have been Made Available to Purchaser.
I.22
COVID-19. Section 2.29 of the Disclosure Schedule sets forth a complete list of all grants, subsidies or other forms of assistance (including loans with interest at below market rates), received by the Company, as the case may be, from any Governmental Entity in connection with COVID-19. Except as disclosed in Section 2.29 of the Disclosure Schedule, none of the grants, subsidies or other forms of assistance listed on Section 2.29 of the Disclosure Schedule must be repaid, refunded or reimbursed.
I.23
CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.
ARTICLE III

Representations and Warranties of Seller
III.1
Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.
III.2
Ownership of Shares. All Shares are owned of record and beneficially by Seller, free and clear of all Liens and any rights of first refusal of any kind, and Seller has not granted any rights to purchase such Company Capital Stock to any other Person. Seller has no options, warrants or other rights to acquire or subscribe to Company Capital Stock, other than as set forth on Section 2.5(a) of the Disclosure Schedule.
I.24
Litigation.
(a)
THERE IS NO ACTION OF ANY NATURE PENDING OR THREATENED IN WRITING AGAINST SELLER ARISING OUT OF OR RELATING TO (I) SELLER’S BENEFICIAL OWNERSHIP OF COMPANY SECURITIES OR RIGHTS TO ACQUIRE COMPANY CAPITAL STOCK, (II) SELLER’S CAPACITY AS A HOLDER OF COMPANY SECURITIES OR (III) THE TRANSACTIONS, NOR TO THE KNOWLEDGE OF THE COMPANY AND SELLER IS THERE ANY REASONABLE BASIS FOR ANY OF THE FOREGOING. THERE IS NO ACTION PENDING OR THREATENED IN WRITING AGAINST SELLER ARISING OUT OF OR RELATING TO THE MATTERS SET FORTH IN CLAUSES (I) THROUGH (III) OF THE PRECEDING SENTENCE BY OR BEFORE ANY GOVERNMENTAL ENTITY, NOR IS THERE, TO THE KNOWLEDGE OF THE COMPANY AND SELLER, ANY REASONABLE BASIS THEREFOR.
(b)
THERE IS NO ACTION OF ANY NATURE PENDING OR THREATENED IN WRITING AGAINST SELLER ARISING OUT OF OR RELATING TO (I) ANY CONTRIBUTION OF ASSETS (TANGIBLE AND INTANGIBLE) BY SELLER (OR ANY OF ITS AFFILIATES) TO THE

COMPANY (OR ANY OF ITS AFFILIATES) OR (II) ANY OTHER AGREEMENT BETWEEN SELLER (OR ANY OF ITS AFFILIATES) AND THE COMPANY (OR ANY OF ITS AFFILIATES), NOR TO THE KNOWLEDGE OF THE COMPANY AND SELLER IS THERE ANY REASONABLE BASIS FOR ANY OF THE FOREGOING. THERE IS NO ACTION PENDING OR THREATENED AGAINST SELLER ARISING OUT OF OR RELATING TO THE MATTERS SET FORTH IN CLAUSES (I) AND (II) OF THE PRECEDING SENTENCE BY OR BEFORE ANY GOVERNMENTAL ENTITY, NOR IS THERE TO THE KNOWLEDGE OF THE COMPANY AND SELLER ANY REASONABLE BASIS THEREFOR. THERE IS NO ACTION PENDING OR THREATENED, AGAINST SELLER WITH RESPECT TO WHICH SELLER HAS A CONTRACTUAL RIGHT OR A RIGHT TO INDEMNIFICATION FROM THE COMPANY RELATED TO FACTS AND CIRCUMSTANCES EXISTING PRIOR TO THE CLOSING, NOR ARE THERE ANY FACTS OR CIRCUMSTANCES THAT WOULD REASONABLY BE EXPECTED TO GIVE RISE TO SUCH AN ACTION.
I.25
Authority and Enforceability. Seller has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Seller of this Agreement and any Related Agreements to which the Seller is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Seller and no further action is required on the part of the Seller to authorize this Agreement and any Related Agreements to which the Seller is a party or to consummate the Transactions. This Agreement and each of the Related Agreements to which Seller is a party have been duly executed and delivered by Seller and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.
I.26
Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Seller in connection with the execution and delivery of this Agreement or any Related Agreement to which the Seller is a party or the consummation of the Transactions, except (a) for applicable requirements of the HSR Act and any other applicable Antitrust Laws and (b) such consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing which the failure to obtain would not have a Company Material Adverse Effect.
I.27
No Conflict. The execution and delivery by Seller of this Agreement and any Related Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not, (a) Conflict with (i) any provision of the certificate of incorporation, bylaws or other charter or organizational documents of Seller (ii) any Contract to which Seller or any of Seller’s properties or assets (whether tangible or intangible) is subject, other than any Conflict that is not material, (iii) any Legal Requirement or Order applicable to Seller or Seller’s properties or assets (whether tangible or intangible), (b) require any consent, waiver or approval from or on behalf of any Person or (c) result in the imposition of a Lien on any Shares.
I.28
Brokers’ and Finders’ Fees. Seller has not incurred, and will not incur or cause the Company to incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Seller.
I.29
Representations Complete. Except for the representations and warranties contained in ARTICLE II or this ARTICLE III (including the related portions of the Disclosure Schedule), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or Made Available to Purchaser and its Representatives (including any information, documents or material Made Available to Purchaser, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company. Notwithstanding the foregoing, nothing herein shall be deemed to limit the liability of any Person for, or a statement of non-reliance with respect to any statement made in connection with, fraud.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

IV.1
Organization and Standing. Purchaser is a corporation duly organized and validly existing under the laws of Japan.
IV.2
Authority and Enforceability. Purchaser has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which Purchaser is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Purchaser and assuming the due authorization, execution and delivery by the other parties hereto and thereto, and no further action is required on the part of Purchaser to authorize this Agreement and each of the Related Agreements to which Purchaser is a party or to consummate the Transactions. This Agreement and any Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.
IV.3
Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
IV.4
No Conflicts. The execution and delivery by Purchaser of this Agreement or any Related Agreement to which Purchaser is a party, and the consummation of the Transactions, will not Conflict with (a) any provision of the constitutive documents of Purchaser or (b) any Legal Requirement or Order applicable to Purchaser or any of its properties or assets (whether tangible or intangible).
IV.5
Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any Related Agreements to which Purchaser is a party or the consummation of the Transactions, except, except (a) for applicable requirements of the HSR Act and any other applicable Antitrust Laws and (b) for such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not impair Purchaser’s ability to consummate the Purchase.

IV.6
Capital Resources. Purchaser has, and will as of the Closing have, sufficient cash or cash equivalents to pay the cash portion of the Total Closing Consideration and otherwise consummate the Transactions that will take place at the Closing.
IV.7
Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of Seller and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company and Seller set forth in ARTICLE II and ARTICLE III, respectively, of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE II or ARTICLE III of this Agreement (including the related portions of the Disclosure Schedule). Notwithstanding the foregoing, nothing herein shall be deemed to limit the liability of any Person for, or a statement of non-reliance with respect to any statement made in connection with, fraud.
ARTICLE V

CONDUCT OF COMPANY BUSINESS PRIOR TO THE CLOSING
V.1
Affirmative Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement or the Closing, except as provided under this Agreement or any Related Agreements or to the extent that Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and the Seller shall cause the Company to, conduct its business in the ordinary course and use commercially reasonable efforts to maintain the business in substantially the same manner as heretofore conducted, paying or performing all other obligations of the Company when due (including the timely withholding, collecting, remitting and payment of all Taxes required under any Legal Requirement, subject to Section 11.1), and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact the present business organization of the Company, preserve the assets (including intangible assets), properties and prospects of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Closing.
V.2
Forbearance of the Company. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement or the Closing, except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not, and the Seller shall cause the Company not to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), take any action or permit any action, event, or occurrence that would have been required to be disclosed in Section 2.9 of the Disclosure Schedule if it had been taken between the date of this Agreement and the date hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES
VI.1
Non-Solicitation of Competing Acquisition Proposals.
(a)
Termination of Pending Discussions. Commencing on the date hereof and continuing until the earlier to occur of the valid termination of this Agreement or the Closing, the Company and Seller shall immediately terminate and cease and suspend any existing communication, activities, discussions or negotiations (including termination of access to any electronic data room) with any person or entity (other than Purchaser and its representatives) conducted heretofore with respect to any Alternative Transaction. In the event that Company or Seller receives any offer, proposal, inquiry, or other communication related to an Alternative Transaction, or any request for information or access to information or other communication under circumstances that could reasonably be expected to lead to an offer, proposal or inquiry related to an Alternative Transaction (each a “Solicitation”), from any person or entity (other than Purchaser or its representatives), Seller or Company will promptly notify such person or entity in writing that Seller and Company is subject to an exclusivity agreement with respect to any Alternative Transaction that prohibits it from considering such Solicitation.
(b)
Non-Solicitation of Competing Acquisition Proposals. Commencing on the date hereof and continuing at all times until the earlier to occur of (i) the valid termination of this Agreement or (ii) the Closing, neither the Company nor the Seller shall, through any of their respective officers, directors, members, shareholders, affiliates, employees, agents, advisors (including financial advisors, attorneys and accountants), consultants or other representatives (together, “Representatives”), directly or indirectly (A) initiate contact with, solicit, seek, encourage, facilitate, promote or support any inquiry, offer or proposal from; (B) disclose any non-public information concerning the Company or any of its Subsidiaries or its or their assets, businesses, operations, or capitalization (other than pursuant to Section 6.1(a)); (C) afford any access to the personnel, offices, facilities, properties, books and records of the Company or any of its Subsidiaries to; or (D) enter into any discussion, negotiation, letter of intent, term sheet, agreement or other contract, arrangement or understanding (written or oral) with, in each case of clause (A) through (D) above, any person or entity (other than Purchaser and its representatives) in connection with (1) the acquisition of, or any proposal for the acquisition of the Company or any of its Subsidiaries or any or all of the capital stock or other security or assets of the Company or any of its Subsidiaries (excluding sales of inventory in the ordinary course of business consistent with past practice), whether directly or indirectly, by operation of law or otherwise, or any public offering, merger, tender offer, consolidation, or other business combination involving the Company or any of its Subsidiaries, (2) any debt or equity investment in the Company or any of its Subsidiaries, (3) any joint venture or other strategic transaction with or involving the Company or any of its Subsidiaries, including their assets, businesses, operations, or (4) any license involving the Company or any of its Subsidiaries’ Intellectual Property.
(c)
Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity.
VI.2
General Efforts to Close. Commencing on the date hereof and continuing until the earlier to occur of the valid termination of this Agreement or the Closing and subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Transactions as promptly as practicable, including by using its reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Purchase set forth in ARTICLE VIII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to affect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, notwithstanding anything to the contrary herein, in no event shall any party hereto be obligated to expend any sums or provide any guaranties, security or other consideration to obtain any required consents. In satisfying its obligations under this Section 6.2, Seller further agrees to cause the Company to satisfy any obligations applicable to it under this Agreement, including all conditions precedent and all covenants related to the Company herewith. Nothing contained in this Agreement shall require any party hereto to litigate with any Governmental Entity. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions. Promptly after the date of this Agreement, Seller and Purchaser shall negotiate in good faith the terms and conditions of the Technology Transfer and Transition Services Agreement and the schedules, exhibits and other attachments thereto in order to effectuate a smooth and orderly transfer from Seller and its Affiliates to Purchaser and its Affiliates of the tangible assets owned by Company and transition of management and oversight of the operation of Company including the conduct of the research, development, manufacture and commercialization of Milestone Products. The proposed draft of the Technology Transfer and Transition Services Agreement sent by TOI to Seller via email on May 6, 2022 shall serve as the base form for the negotiations described in the preceding sentence; provided that the final form of the Technology Transfer and Transition Services Agreement shall be subject to mutual agreement of Seller and Purchaser.
VI.3
Governmental Approvals.
(a)
Subject to the terms of Section 6.3(b), each of the Company, the Seller and Purchaser shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval, waiting period expiration or termination, or consent of any Governmental Entity that may be reasonably required to consummate the Transactions as promptly as possible after the execution of this Agreement (and provided, each party has complied with the terms of this Section 6.3 and has provided all information required for the other party to make such filing). Each of the Company, the Seller and Purchaser shall use its reasonable best efforts to obtain all such authorizations, approvals, waiting period expirations or terminations, and consents. Without limiting the foregoing, each of the Company, the Seller and Purchaser shall make all required filings pursuant to the HSR Act within ten (10) Business Days following the date of this Agreement. To the extent permitted by applicable Legal Requirements, each of the Company, the Seller and the Purchaser shall promptly inform the other parties of any material communication between the Company, the Seller or Purchaser (as applicable) and any Governmental Entity regarding the Transactions. If the Company, the Seller or Purchaser or any of their respective Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Company, the Seller or Purchaser (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a reasonable response in compliance with such request. Each of the Company, the Seller and the Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
(b)
Notwithstanding anything in this Section 6.3, Purchaser shall not be required to agree to or effect (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser, its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries, (ii) the imposition of any limitation on the ability of Purchaser, its Subsidiaries or Affiliates, or the Company or any of its Subsidiaries, to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Purchaser, the businesses of the Company or any of its Subsidiaries, or (iii) the imposition of any impediment on Purchaser, its Subsidiaries or Affiliates, or the Company or any of its Subsidiaries, under any Legal Requirement governing competition, monopolies or restrictive trade practices. Nothing set forth in this Agreement shall require Purchaser to litigate with any Governmental Entity.
(c)
Purchaser shall, in consultation with the Company and Seller, and subject to Section 6.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and Seller will take such actions as reasonably requested by Purchaser in connection with obtaining such consents, approvals or waivers. Notwithstanding Purchaser’s rights to lead all proceedings as provided in the prior sentence, Purchaser shall not require the Company or Seller to, and neither the Company nor the Seller shall be required to, take any action with respect to any applicable antitrust or anti-competition Legal Requirement which would bind the Company or the Seller irrespective of whether the Transactions occur.
VI.4
Access to Information. Commencing on the date hereof and continuing until the earlier to occur of the valid termination of this Agreement or the Closing, the Company shall, and the Seller shall cause the Company, to afford Purchaser and its Representatives reasonable access during the period from the date hereof and prior to the earlier of the Closing to (a) all of the properties, Books and Records and Contracts of the Company, including all Company IP, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Company as Purchaser may reasonably request. The Company shall, and the Seller shall cause the Company to provide to Purchaser and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Purchase in accordance with the terms and provisions hereof.
I.30
Notification of Certain Matters. Commencing on the date hereof and continuing until the earlier to occur of the valid termination of this Agreement or the Closing, the Company and Seller shall give prompt notice to Purchaser of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company or Seller set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Company or the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and, provided, further, that the failure to deliver a notice pursuant to this Section 6.5 shall not be considered in determining whether the conditions set forth in Section 8.2(a) or Section 8.2(b) have been satisfied. No disclosure by the Company or the Seller pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Purchase in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

VI.5
Contracts.
(a)
Notices and Consents. The Company shall, and the Seller shall cause the Company, to use its reasonable best efforts to obtain all necessary consents, waivers and approvals of, and deliver all notices to, any third parties to any Contract set forth in Section 2.4 of the Disclosure Schedule. Neither Purchaser nor (from and after the Closing) the Company shall have any liability to any Person for any costs, claims, liabilities or damages resulting from the Company and the Seller seeking to obtain such consents, modifications, waivers and approvals.
(b)
Amended or Terminated Agreements. On or prior to the Closing Date (but before the Closing), the Company shall, and the Seller shall cause the Company, to amend or terminate, as applicable, each of the agreements listed on Schedule 6.6(b) (the “Amended or Terminated Agreements”) effective as of the Closing, including sending all required notices, such that each Amended or Terminated Agreement shall be amended or of no further force or effect, as applicable, immediately following the Closing. The Seller shall be responsible for any payments required to amend and terminate the Amended or Terminated Agreements. The form and substance of each amendment and termination letter shall be subject to the prior review and reasonable comments of Purchaser.
(uu)
Payoff Letters; Release of Liens.
(lvi)
No later than three (3) Business Days prior to the Closing Date, the Company shall, and the Seller shall have caused the Company to obtain from each holder of the Company’s Indebtedness for borrowed money, and deliver to Purchaser, an executed payoff letter, in form and substance acceptable to Purchaser, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a general release of the Company; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”).
(lvii)
Prior to the Closing, the Company shall, and the Seller shall have caused the Company to file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.6(c).
VI.6
Transaction Expenses.
(vv)
Each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements to which such party is a party; provided, however, that all Transaction Expenses for which the Company is liable for, directly or indirectly, including as guarantor thereof (irrespective of whether such Transaction Expenses were incurred by the Company, the Seller or their respective Affiliates), and that are not satisfied in full as of or prior to the Closing shall be deducted from the consideration payable hereunder pursuant to the adjustments contemplated by the definition of Total Closing Consideration.
(ww)
No later than three (3) Business Days prior to the Closing Date, the Seller shall provide Purchaser with a statement, in a form reasonably satisfactory to Purchaser, setting forth all paid and unpaid Transaction Expenses incurred by or on behalf of the Company or the Seller as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company or the Seller after the Closing (the “Statement of Expenses”). The Company and the Seller shall take all necessary actions to ensure that any Transaction Expenses shall not be incurred by the Company after the Closing without the express prior written consent of Purchaser.
VI.7
Public Disclosure. Other than (i) a press release in form and substance reasonably acceptable to each of Purchaser and Seller to be issued in connection with the Closing and (ii) subject to Section 7.2, any filings pursuant to applicable Legal Requirements, neither the Company, the Seller nor any of their respective Representatives shall issue any public statement or other public disclosure regarding the terms of this Agreement or the Transactions (other than to the extent previously disclosed in accordance with this Section 6.8), including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Purchaser.
VI.8
Resignation of Directors and Officers. The Company shall, and the Seller shall cause the Company, to effect the resignation of those directors and officers of the Company set forth on Schedule 6.9 from such position as director, officer and/or secretary with effect as of the Closing and to confirm that no outstanding amount or indemnity or compensation is due to them by the Company in connection with such position or resignation except as provided under Section 7.6.
ARTICLE VII

ADDITIONAL AGREEMENTS OF THE SELLER
VII.1
Restrictions on Transfer. Unless this Agreement is validly terminated pursuant to Section 10.1, Seller shall not, directly or indirectly, other than with the prior written consent of Purchaser:
(a)
sell, gift, assign, transfer (including by merger, combination, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding, or otherwise by operation of law, unless such transfer cannot be avoided under applicable Legal Requirements), pledge, encumber or otherwise dispose of any of the Company Securities owned by Seller or any voting rights in respect thereof (each a “Transfer”), or enter into any Contract, with respect to any Transfer;
(b)
deposit any of the Company Securities owned by Seller into a voting trust or enter into a voting agreement or arrangement or voting pool with respect to such Company Securities or grant any proxy or power of attorney with respect to such Company Securities or call meetings of Shareholders other than as expressly contemplated in this Agreement; or
(c)
reduce Seller’s beneficial ownership of, or interest in (by entering into hedging transactions or otherwise), the Company Securities owned by Seller.
VII.2
Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.4 or any information obtained pursuant to the notice requirements of Section 6.5, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions shall be governed by the terms of that certain Confidentiality Agreement dated as of February 2, 2022 (the “Confidentiality Agreement”), between the Seller and Purchaser, which shall continue in full force and effect until the Closing Date and after the Closing Date shall be superseded by the remainder of this Section 7.2. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. To the extent the Company receives “Confidential Information” (as defined under the Confidentiality Agreement) prior to the Closing, Seller shall cause the Company to be bound by confidentiality obligations similar to those which protect the Confidential Information thereunder. Following the Closing, Seller further agrees that all confidential and/or proprietary information of the Company obtained by Seller prior to the Closing, as well as the terms of this Agreement and any Related Agreements, shall be kept confidential by Seller and shall not be used by Seller for any purpose (other than disclosures to managers, advisors or Affiliates of the Seller on a need to know basis in connection with the approval of this Agreement and who are bound by similar obligations of confidentiality, if applicable); provided, however, that (a) Seller may disclose such information or terms if required to do so by applicable Legal Requirements, provided that Seller promptly notifies Purchaser (in advance, to the extent reasonably practicable) of disclosing such information and takes reasonable steps to minimize the extent of any such required disclosure; (b) Seller may disclose such information or terms on a need to know basis as may be reasonably necessary to enforce its rights under this Agreement or any Related Agreement; (c) Seller may disclose the terms of this Agreement that are disclosed pursuant to Section 6.8; (d) following any public announcement of the Purchase and the other Transactions by Purchaser, if ever (and for the avoidance of doubt, Purchaser has no obligation to ever publicly announce the Purchase or any of the other Transactions), Seller may disclose the terms of this Agreement that are disclosed by Purchaser in such public announcement; and (e) Seller may disclose such information or terms to the extent they become generally available to the public other than by virtue of a breach of this provision by Seller or its Affiliates.
I.31
Release. Effective for all purposes as of the Closing, Seller acknowledges and agrees, on behalf of itself and each of its Affiliates and their respective successors and assigns, (each a “Releasing Party”) that:
(a)
Such Releasing Party (x) has no Claims (as defined below), (y) has not transferred or assigned, or purported to transfer or assign, any Claims, and (z) shall not transfer or assign, or purport to transfer or assign, any Claims, in each case, relating to the Company against the Company, Purchaser or their respective current or former Affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, shareholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns (collectively, the “Released Parties”).
(xx)
Such Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Released Parties from, and covenants not to sue any Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, breaches of duties, damages, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) arising in connection with or relating to the Company or its business (including with respect to such Person’s status or alleged status as an owner of Company Securities or other equity or ownership interests in the Company or its predecessors (if any) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise) as may be existing on or before the Closing (collectively, “Claims”) which such Releasing Party has or had or can, shall or may now or hereafter have, including any Claims arising under any applicable Legal Requirements and, to the fullest extent permitted by applicable Legal Requirements, any Claims for any wages, bonuses, severance pay, commissions, overtime pay, vacation pay, paid time off, consulting fees, benefits and any other compensation earned or arising out of such Releasing Party’s relationship with any Released Party as an employee or consultant or service provider under any Contract or applicable Legal Requirements through the Closing; provided, however, that the foregoing release shall not cover (and the definition of Claims shall not include) (i) any rights of Seller Indemnified Parties provided for under this Agreement or any Related Agreement or any of the transactions contemplated hereby and thereby or any claims related thereto or (ii) any right of contribution, indemnification or advancement of expenses under the Charter Documents of the Company, any indemnification arrangement or under any directors’ and officers’ insurance policy of the Company that was in effect immediately prior to the Closing.

(yy)
Such Releasing Party acknowledges and agrees that he, she or it has received any and all wages, bonuses, severance pay, commissions, overtime pay, vacation pay, paid time off, consulting fees, benefits and any other compensation earned or arising out of any such Released Party’s relationship with any Releasing Party as an employee or consultant under any Contract or applicable Legal Requirements through the Closing.
(zz)
Such Releasing Party acknowledges and agrees that he, she or it (x) has read and understands this release and has been advised to seek legal counsel prior to signing this Agreement and has had ample opportunity to do so, (x) has signed this Agreement, including the provisions of this Section 7.3 freely and voluntarily and (y) does not rely, and has not relied, on any representation or statement not set forth in this release made by Purchaser, the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.
(aaa)
This release is effective upon the consummation of the Closing pursuant to the terms and conditions of this Agreement.
I.32
Termination of Agreements by the Seller; Waiver of Notice. Seller hereby agrees that those agreements set forth on Schedule 7.4 are, effective as of and contingent upon the Closing, hereby terminated and of no further force or effect, and waives all rights to any notice Seller may have been entitled with respect to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.
I.33
Non-Competition. For and in consideration of the Purchase and the other consideration set forth herein, for the period of time [*****], Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly engage in any Competitive Activity or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, any business that is engaged in any Competitive Activity. Notwithstanding the foregoing, Seller and its Affiliates may own directly or indirectly securities of any issuer that are traded on any national securities exchange if Seller and its Subsidiaries do not, directly or indirectly, own [*****] or more in the aggregate of any class of securities of such issuer.
I.34
Company Director and Officer Indemnification.
(b)
During the period commencing as of the Closing and ending on the sixth (6th) anniversary of the Closing, to the fullest extent permitted by applicable Legal Requirement, Purchaser shall, and shall cause its Subsidiaries to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and any Company Indemnified Party as of the date hereof and set forth on Section 7.6(a) of the Disclosure Schedule and (ii) all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions contained in the Charter Documents (as in effect on the date of this Agreement).
(c)
For a period of six (6) years following the Closing, Purchaser shall cause the certificate of incorporation and bylaws of the Company to contain provisions with respect to exculpation and indemnification and advancement of expenses that are at least as favorable to the Company Indemnified Parties as those contained in the Charter Documents (as in effect on the date hereof), which provisions will not be amended, repealed or otherwise modified in any matter that would adversely affect the rights thereunder of Company Indemnified Parties.
(d)
Prior to the Closing, the Seller shall purchase for the benefit of the Company Indemnified Parties, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing coverage for sixyears following the Closing. The premium for such D&O Policy shall be borne by Seller as a Transaction Expense. In no event shall Purchaser take any action that would cause such D&O Policy to cease to be effective and shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of such Company Indemnified Parties.
(e)
The Company Indemnified Parties shall not have any right of contribution, indemnification or right of advancement from Purchaser or the Company with respect to any Losses claimed by any of the Indemnified Parties against such Company Indemnified Party in his or her capacity as a Indemnifying Party pursuant to this Agreement.
(f)
This Section 7.6 shall survive the Closing, is intended to benefit and may be enforced by the Company Indemnified Parties and their respective heirs, successors and assigns and shall be binding on Purchaser and its Subsidiaries and their respective successors and assigns.
ARTICLE VIII

CONDITIONS TO THE TRANSACTION
VIII.1
Conditions to Obligations of Each Party. The respective obligations of Purchaser and the Seller to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived only with the written mutual consent of Purchaser and the Seller):
(a)
Development Agreement. The Development Agreement shall have been executed and delivered by each of the parties thereto, and true and complete copies shall have been delivered to the other parties.
(b)
Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Closing in connection with the Purchase and the other Transactions shall have been obtained, and the applicable waiting period under the HSR Act shall have expired or been earlier terminated.
(c)
No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Purchase or any other Transactions illegal or otherwise prohibiting or preventing consummation of the Purchase or any other Transactions.
VIII.2
Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in writing, exclusively by Purchaser):
(a)
Representations and Warranties. The representations and warranties of the Seller and the Company contained in this Agreement shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Seller or the Company made only as of a specified date), except, in each case, where the failure of such representation to be true and correct would not be material to the Company, or Purchaser and its Affiliates.
(b)
Covenants. The Company and Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company and the Seller prior to the Closing.

(c)
No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.
(bbb)
No Litigation. There shall be no Action of any kind or nature pending or threatened against Purchaser or any of its Affiliates, or against the Seller, the Company or any of their respective Affiliates, arising out of, or in any way connected with, this Agreement, the Purchase or the other Transactions.
(ccc)
Sufficient Shareholders. As a result of the Purchase, Purchaser and its Affiliates will collectively own one hundred percent (100%) of the Company Capital Stock issued and outstanding as of immediately prior to the Closing and all rights to acquire any Company Capital Stock.
(ddd)
Related Agreements. Each of the Related Agreements (other than this Agreement) shall have been executed and delivered by each of the parties thereto, other than Purchaser, and true, correct and complete copies thereof shall have been delivered to Purchaser.
(eee)
Closing Certificates. Purchaser shall have received a certificate from the Seller (the “Seller Officer’s Certificate”), validly executed by an officer of the Seller, to the effect that, as of the Closing the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.
(fff)
Stock Transfer. Seller shall have delivered to Purchaser an instrument of transfer representing the Shares owned by Seller, together with duly executed stock powers, in form and substance reasonably acceptable to Purchaser, transferring such Shares to Purchaser upon Closing.
(ggg)
Consents. The Company shall have obtained all consents required to be obtained pursuant to Section 6.6(a).
(hhh)
Indebtedness. The Company shall have obtained a Payoff Letter from each holder of the Company’s Indebtedness for borrowed money, which is accompanied by a confirmation of release of any Liens related thereto.
(iii)
Amendment and Termination of Agreements. The Company shall have amended or terminated, as applicable, each of the Amended or Terminated Agreements in accordance with Section 6.6(b), in each case effective as of and contingent upon the Closing and, from and after the Closing, each such agreement that was terminated shall be of no further force or effect.
(jjj)
No Additional Securities. No securities of the Company shall be issued and outstanding as of immediately prior to Closing, other than the Company Capital Stock set forth on the Spreadsheet.
(kkk)
Resignation of Directors and Officers. Each director and officer of the Company shall have delivered to the Company a duly executed resignation letter, in form and substance reasonably acceptable to Purchaser, with effect as of the Closing and confirming that no outstanding amount or indemnity or compensation is then due to them by the Company in connection with such position or resignation other than as provided under Section 7.6.
(lll)
Form W-9. The Seller shall have delivered to Purchaser a duly completed and executed IRS Form W-9.
(mmm)
Documentary Deliverables. The Seller shall have delivered to Purchaser the Spreadsheet and the Closing Date Balance Sheet and the Statement of Expenses.

(nnn)
Good Standing Certificates. The Seller shall have delivered to Purchaser good standing certificates the State of Delaware to the effect that the Company is in good standing in such jurisdiction.
VIII.3
Conditions to Obligations of Seller. The obligations of the Seller to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in writing, exclusively by the Seller):
(a)
Representations and Warranties. The representations and warranties of Purchaser shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Purchaser made only as of a specified date, which shall be true and correct in all respects as of such date), except, in each case, where the failure of such representation to be true and correct would not, in the aggregate, materially and adversely affect Purchaser’s ability to consummate the Purchase.
(b)
Covenants. Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Purchaser prior to the Closing.
(c)
Related Agreements. Each of the Related Agreements (other than this Agreement) that Purchaser is party to shall have been executed and delivered by Purchaser and true, correct, and complete copies thereof shall have been delivered to the Company.
(d)
Closing Certificates. Seller shall have received a certificate from the Purchaser (the “Purchaser Officer’s Certificate”), validly executed by an officer of the Purchaser, to the effect that, as of the Closing the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.
ARTICLE IX

INDEMNIFICATION
IX.1
Survival. The representations and warranties of the Company contained in this Agreement shall survive until [*****] (the date of expiration of such period, the “Expiration Date”); provided, however, that in the event of [*****], such representation or warranty shall survive [*****]; provided, further, that the representations and warranties of the Company contained in [*****] (together, the “Fundamental Representations”) shall survive until [*****] [*****]; provided, further, that the representations and warranties of the Company contained in [*****] shall survive until [*****]; provided, further, that the representations, warranties or indemnification obligations of the Company contained in [*****] shall survive until [*****]; and provided, further, that all representations and warranties of the Company and the Seller shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in good faith in writing with reasonable specificity by the non-breaching party to the breaching party prior to the applicable expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Purchaser contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Expiration Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

IX.2
Indemnification.
(a)
From and after the Closing and by virtue of the Purchase, the Seller shall indemnify and hold harmless Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives, including the Company following the Closing (“Purchaser Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Purchaser Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third-party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following (without duplication):
(i)
any breach of, or inaccuracy in, as of the date hereof or as of the Closing, (as though such representations or warranties were made as of such date) a representation or warranty of the Seller set forth in this Agreement, or the Seller Officer’s Certificate with respect to such representations or warranties;
(ii)
any breach of, or inaccuracy in, as of the date hereof or as of the Closing, (as though such representations or warranties were made of such date) a representation or warranty of the Company set forth in this Agreement, or the Seller Officer’s Certificate with respect to such representations or warranties;
(iii)
any failure by the Seller or the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;
(lviii)
regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud, willful misconduct or intentional misrepresentation on the part of the Company, the Seller or any Representative of any of the foregoing in connection with this Agreement or the Transactions;
(lix)
Pre-Closing Taxes, except to the extent such Taxes are reflected as current liabilities in the calculation of the Net Working Capital Adjustment Amount or included in the calculation of Transaction Payroll Taxes or Closing Indebtedness reflected in the calculation of Total Closing Consideration; and
(lx)
any of the matters set forth in Schedule 9.2(a)(vi).
(ooo)
For the purposes of calculating the amount of Losses indemnifiable under Section 9.2(a)(i) and Section 9.2(a)(ii) with respect to a breach of a representation or warranty of the Company or the Seller set forth in this Agreement, the Seller Officer’s Certificate (but not, for the avoidance of doubt, for the purposes of determining whether an underlying breach has occurred), such representations and warranties shall be read without giving any effects to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representation or warranty.
(ppp)
From and after the Closing and by virtue of the Purchase, the Purchaser shall indemnify and hold harmless Seller, its Affiliates and its and their respective officers, directors, employees, agents and representatives (“Seller Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Seller Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third-party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following (without duplication):
(iv)
any breach of, or inaccuracy in, as of the date hereof or as of the Closing, (as though such representations or warranties were made as of such date) a representation or warranty of the

Purchaser set forth in this Agreement, or the Purchaser’s Officer’s Certificate with respect to such representations or warranties; or
(v)
any failure by the Purchaser to perform or comply with any of its covenants or agreements set forth in this Agreement;
(qqq)
Any payments made to an Indemnified Party pursuant to any indemnification obligations under this ARTICLE IX will be treated as adjustments to the Total Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.
IX.3
Limitations on Indemnification. The Purchaser Indemnified Party or Seller Indemnified Party (as applicable) making a claim under this ARTICLE IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party.” The indemnification provided for in Section 9.2(a) and Section 9.2(c) shall be subject to the following limitations:
(a)
In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent any such damages are actually payable to a third party.
(rrr)
Nothing in this Agreement shall limit the right of Purchaser or any other Purchaser Indemnified Party to pursue remedies under any Related Agreement against the parties thereto; provided, that (i) the amount of any Loss for which indemnification is provided under Section 9.2(a) shall be net of any amount actually received by Purchaser Indemnified Parties in respect of such Loss pursuant to any claim under any Related Agreement and (ii) the amount of any Loss for which indemnification is provided under Section 9.2(c) shall be net of any amount actually received by Seller Indemnified Parties in respect of such Loss pursuant to any claim under any Related Agreement.
(sss)
(i)(A)Except in the case of [*****], the Purchaser Indemnified Parties, as a group, may not recover any Losses under Section 9.2(a)(i) or Section 9.2(a)(ii) unless and until the Purchaser Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least [*****] in Losses in the aggregate (the “Threshold Amount”), after which the Purchaser Indemnified Parties shall only be entitled to recover such Losses in excess of the Threshold Amount, and (ii) the Seller Indemnified Parties, as a group, may not recover any Losses under Section 9.2(c)(i) unless and until the Seller Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least the Threshold Amount, after which the Seller Indemnified Parties shall only be entitled to recover such Losses in excess of the Threshold Amount.
(ttt)
In no event shall the aggregate liability of the Indemnifying Party in respect of all Losses for which an Indemnifying Party indemnifies all Indemnified Parties in the aggregate pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) on the one hand, or Section 9.2(c)(i) on the other hand (except in the case of [*****]) exceed [*****].
(uuu)
In no event shall the aggregate liability of the Indemnifying Party in respect of all Losses for which an Indemnifying Party indemnifies all Indemnified Parties in the aggregate pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) (in each case, relating to a breach of [*****]) and Section 9.2(a)(vi) exceed [*****].
(vvv)
The liability of the Indemnifying Party for all Losses resulting from any breach of [*****] shall be limited, in the aggregate, to an amount equal to [*****].

(www)
Except in the case of [*****], the liability of the Indemnifying Party for indemnification claims under this Agreement shall be limited, in the aggregate, [*****].
(xxx)
To the extent that, on the date any payment of Contingent Consideration is to be made, there exist any indemnity claims that were asserted in good faith by a Purchaser Indemnified Party prior to the expiration of the applicable survival period and that are not yet resolved, Purchaser may (but shall not be obligated to) retain [*****].
(yyy)
The liability of Seller in respect of any Loss for which Seller indemnifies the Purchaser Indemnified Parties, or any of them, under Section 9.2(a)(ii) shall be limited to [*****].
(zzz)
The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.
(aaaa)
In the event an Indemnified Party has suffered a Loss which would arise to a right to be indemnified under more than one of the subclauses of Section 9.2(a) hereof, such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim for indemnification.
(bbbb)
Subject to Section 12.8, the provisions of this ARTICLE IX shall be the sole and exclusive remedy for the Indemnified Parties with respect to any and all claims related to the subject matter of this Agreement (and not, for the avoidance of doubt, Related Agreements); provided, however, that nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on fraud, willful misconduct or intentional misrepresentation committed by the Indemnifying Party, or a breach of any post-Closing covenant set forth herein, and except for equitable remedies (including but not limited to, specific performance and those remedies contemplated in this Agreement) (collectively, “Excluded Claims”). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under the applicable Legal Requirements, from and after the Closing, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this ARTICLE IX and except with respect to the Excluded Claims.
(cccc)
Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall be entitled to any recovery in respect of Losses (or a part thereof) to the extent the matter underlying the Loss resulted in a reduction of the Total Consideration at Closing or pursuant to Section 1.6, such that additional recovery pursuant to this ARTICLE IX would result in a double recovery of losses.

IX.4
Indemnification Claim Procedures.
(a)
Subject to the limitations set forth in Sections 9.1 and 9.3, if an Indemnified Party wishes to make an indemnification claim under this ARTICLE IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated Losses and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.
(dddd)
If the Indemnifying Party shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, subject to the limitations set forth in Section 9.3, with respect to the Indemnifying Party, the Indemnified Party shall be entitled to prompt payment of all Losses set forth in such Indemnification Claim Notice in accordance with this ARTICLE IX and the Indemnifying Party shall, within thirty (30) days following the date of such memorandum, pay to the Indemnified Party, such amount in cash.
(eeee)
In the event that the Indemnifying Party shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.4(b), if the Indemnifying Party shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from the Indemnifying Party within thirty (30) days after delivery of such Indemnification Claim Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. In such event, subject to the limitations set forth in Section 9.3, with respect to the Indemnifying Party, the Indemnified Party shall be entitled to prompt payment of all Losses set forth in such memorandum in accordance with this ARTICLE IX and the Indemnifying Party shall, within thirty (30) days following the date of such memorandum, pay to the Indemnified Party, such amount in cash.
(ffff)
If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction determined pursuant to Section 12.10. The decision of the court, as to the validity and amount of any claim, and any awards, judgments, decrees or orders, shall be final, conclusive and binding upon the parties to this Agreement. Subject to the limitations set forth in Section 9.3, with respect to the Indemnifying Party, the Indemnified Party shall be entitled to the amount of Losses determined to be indemnifiable pursuant to ARTICLE IX, and the Indemnifying Party shall, within thirty (30) days following the date of such award, judgment, decree or order, pay to the Indemnified Party, such amount in cash.
IX.5
Third-Party Claims.
(a)
In the event an Indemnified Party becomes aware of an Indemnifiable Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party thereof. Such notification shall be given as soon as reasonably practicable, but in any event within thirty (30) days after receipt by the Indemnified Party of notice of the Indemnifiable Third-Party Claim and such notification shall describe in reasonable detail (to the extent known by such Indemnified Party) the facts set forth in such Indemnifiable Third-Party Claim and the amount of claimed Losses; provided, however, that no delay or failure by the Indemnified Party to provide such notification shall relieve the Indemnifying Party of any liability hereunder except to the extent such failure or delay materially prejudices the Indemnifying Party. Subject to the terms of Section 9.5(b), the Indemnifying Party shall have the right to participate in, or to assume the defense of any Indemnifiable Third-Party Claim; provided, however, that its right to assume the defense shall be subject to having first delivered a written notice to the Indemnified Party, in which it agrees that such defense shall be conducted at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and that the Indemnifying Party shall indemnify and hold harmless the Indemnified Party for the full amount of any Losses resulting from the Indemnifiable Third-Party Claim (in accordance with and subject to the limitations of ARTICLE IX), and the Indemnified Party shall cooperate in good faith in such defense. Notwithstanding anything to the contrary in the preceding sentence, (i) if the Third-Party Claim is an Indemnifiable Third-Party Claim by reason of Section 9.2(a)(i) or Section 9.2(a)(ii) (in each case, relating to [*****], the Indemnifying Party shall not indemnify and hold harmless the Indemnified Party for the portion of any Losses resulting from the Third-Party Claim that relate to Taxes other than Pre-Closing Taxes, and (ii) if the Third-Party Claim is an Indemnifiable Third-Party Claim that relates to Pre-Closing Taxes of an affiliated, consolidated, combined, unitary, aggregate or similar group of which Seller or one of its Subsidiaries is the parent, Seller shall control the defense of such Indemnifiable Third-Party Claim, provided, if such Indemnifiable Third-Party Claim could reasonably be expected to have a material adverse impact the Company after the Closing, Purchaser shall have the right to participate in such Indemnifiable Third-Party Claim at the Purchaser’s expense and Seller shall not settle or compromise such Indemnifiable Third-Party Claim without the Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed). In the event that the Indemnifying Party assumes the defense of any Indemnifiable Third-Party Claim, the Indemnifying Party shall have the right to conduct the defense of and to settle or resolve any such claim solely to the extent that such settlement or resolution involves only the payment of monetary damages for which the Indemnified Party is responsible and excludes: any equitable or injunctive relief, the assumption or assignment of criminal liability, admissions of fault, or statements that could directly or indirectly cause the Indemnified Party to suffer reputational damage (and the costs and expenses incurred by the Indemnifying Party in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court costs) shall be included in the calculation of Losses hereunder). The Indemnifying Party shall keep the Indemnified Party advised of any material development of such Indemnifiable Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto. To the extent it does not affect any privilege relating to any Indemnifying Party, the Indemnified Party shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of such Indemnifiable Third-Party Claim or settlement negotiations with respect thereto. Each party shall furnish the other party, upon its reasonable request, (i) copies of any summons, complaint or other pleading which may have been served on such party, (ii) any written claim, demand, invoice, billing or other document evidencing or asserting the same and (iii) any other material, written information requested by the Indemnifying Party as the Indemnified Party may have with respect to such Indemnifiable Third-Party Claim; provided, that with respect to each of the foregoing clauses (i), (ii) and (iii), the furnishing thereof would not, in the reasonable discretion of the Indemnifying Party, cause the loss of any attorney-client privilege. For the avoidance of doubt and subject to the other terms of this Agreement, each party shall keep any information obtained pursuant to the foregoing confidential in accordance with Section 7.2 hereof as though such information was subject to the terms of the Confidentiality Agreement, and in no event shall such party disclose such information to any third-party unless and until such party has executed a confidentiality agreement with respect to such information, or is otherwise subject to applicable confidentiality obligations, containing confidentiality terms no less favorable to the parties than those contained in the Confidentiality Agreement.
(b)
Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Indemnifiable Third-Party Claim without the prior written consent of the

Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.5(b). If a firm offer is made to settle an Indemnifiable Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Indemnifiable Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Indemnifiable Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Indemnifiable Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Indemnifiable Third-Party Claim, the Indemnifying Party may settle the Indemnifiable Third-Party Claim upon the terms set forth in such firm offer to settle such Indemnifiable Third-Party Claim. Regardless of whether or not the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
X.1
Termination. Except as provided in Section 10.2, this Agreement may be terminated and the Purchase abandoned at any time prior to the Closing:
(a)
by mutual agreement of the Seller and Purchaser;
(b)
by Purchaser or the Seller if the Closing shall not have occurred by June 30, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Purchase to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
(c)
by Purchaser or the Seller if any Legal Requirement shall be in effect which has the effect of making the Transaction illegal or otherwise prohibits or prevents the consummation of the Purchase, provided, that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;
(d)
so long as Purchaser is not in material breach of this Agreement, by Purchaser if there has been a breach of any representation, warranty, covenant or agreement of the Company or the Seller in this Agreement such that the conditions to Closing in ARTICLE VIII for the benefit of Purchaser are incapable of being satisfied on or before the End Date; or
(e)
so long as Seller is not in material breach of this Agreement, by the Seller if there has been a breach of any representation, warranty, covenant or agreement of Purchaser in this Agreement such that the conditions to Closing in ARTICLE VIII for the benefit of the Company are incapable of being satisfied on or before the End Date.
X.2
Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Seller or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement or the Related Agreements to which it is a party prior to its termination; and provided, further, however, that, the provisions of Section 6.7, Section 6.8, Section 7.2 and ARTICLE XII and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE X.
X.3
Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.
X.4
Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirement, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE XI

TAX MATTERS
XI.1
Preparation of Returns and Payment of Taxes The Seller shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company filed as part of an affiliated, consolidated, combined, unitary, aggregate or similar group of which Seller is the parent for any taxable period ending on or prior to the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company, including for any Straddle Period, and shall pay all Taxes reflected on such Tax Returns. To the extent related to a Pre-Closing Tax Period, such Tax Returns shall be (i) prepared consistent with past practice (except to the extent such practices are inconsistent with applicable Legal Requirements), (ii) to the extent such Tax Returns reflect a Tax indemnifiable by Seller pursuant to this Agreement, provided to the Seller at least thirty (30) days prior to the filing of such Tax Return and (iii) filed subject to the Seller’s review and written consent (such consent not to be unreasonably withheld, conditioned, or delayed). The Seller shall pay to Purchaser any Pre-Closing Tax shown as due on any Tax Return no later than five (5) days prior to the due date for such Tax Return.
XI.2
Tax sharing Agreement. Any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company is a party or by which it is bound shall be terminated as of the Closing Date, and the Company shall not have any liability or obligation pursuant thereto.
XI.3
Cooperation. Purchaser, the Company, and the Seller shall (and shall cause their respective Affiliates to): (a) reasonably cooperate in the preparation and timely filing of any Tax Return of the Company and in any audit or other proceedings with respect to Taxes or Tax Returns of the Company; (b) make available any information, records, or other documents in its possession relating to any Taxes or Tax Returns of the Company; and (c) provide any information in its possession required to allow Purchaser or the Company to comply with any information reporting requirements contained in the Code or other applicable Legal Requirements.
XI.4
Straddle Period Taxes. To the extent permitted by applicable Legal Requirements, Purchaser, the Seller and the Company shall close each taxable period of the Company as of the end of the day on the Closing Date. For purposes of this Agreement, (i) in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period, such Taxes shall be determined as though the applicable taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; and (ii) in the case of any other Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period, the amount of such Taxes shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period.
I.35
Tax Elections and Actions.
(a)
Seller shall not make any election under Treasury Regulation Section 1.1502-36(d)(6)(i)(B) or (C) (if any of the shares of Company Capital Stock held by the Seller is a “loss share,” as defined in Treasury Regulation Sections 1.1502-36(f)(7)) or any similar election for applicable state or local income tax purposes.
(b)
Unless required by applicable Legal Requirements, Purchaser and its Affiliates shall not, and shall not permit the Company to, (i) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre‑Closing Tax Period, (ii) make or change any Tax election or accounting method or practice with respect to the Company that has retroactive effect to any Pre‑Closing Tax Period, (iii) initiate any voluntary disclosure or other communication with any governmental authority relating to any actual or potential Tax payment or Tax Return filing obligation of the Company for any Pre-Closing Tax Period, (iv) take any action on the Closing Date after Closing with respect to the Company other than in the ordinary course of business consistent with the past custom and practice, (v) make any election under Section 336(e) or 338 of the Code (or any similar provision under state, local or non-U.S. Legal Requirements) with respect to the transactions contemplated by this Agreement or (vi) file any amended Tax Return of the Company for the Pre-Closing Tax Period, in each case, to the extent such action would reasonably be expected to have adverse consequences to Seller or Seller’s Affiliates, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed).
ARTICLE XII

GENERAL PROVISIONS
XII.1
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)
if to Purchaser or Company after the Closing, to:

Taiho Pharmaceutical Co., Ltd.

1-27 Kandanishiki-cho, Chiyoda-ku

Tokyo 101-8444, Japan

Attn: Director, Business Development

with a copy (which shall not constitute notice) to:

Taiho Oncology, Inc.

101 Carnegie Center, Suite 101

Princeton, NJ 08540, USA

Attn: General Counsel

Email: lsupport@taihooncology.com; cjewell@taihooncology.com with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, California

Attention: Kenneth A. Clark; Miranda Biven and Matthew Wiltermuth

Email: kclark@wsgr.com; mbiven@wsgr.com; mwiltermuth@wsgr.com

Wilson Sonsini Goodrich & Rosati P.C.

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Robert Ishii and Ethan Lutske

Email: rishi@wsgr.com; elutske@wsgr.com

(b)
if to the Seller, to:

One Main Street, Suite 520

Cambridge, MA 02142

Attention: Corinne Savill, CBO, and Raymond Keane, CLO

Email: csavill@cullinanoncology.com and rkeane@cullinanoncology.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Michael D. Beauvais and Michael E. Connolly

Email: michael.beauvais@ropesgray.com and michael.connolly@ropesgray.com

(c)
if to the Company prior to the Closing, to:

One Main Street, Suite 520

Cambridge, MA 02142

Attention: Corinne Savill and Raymond Keane

Email: csavill@cullinanoncology.com and rkeane@cullinanoncology.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Michael D. Beauvais and Michael E. Connolly

Email: michael.beauvais@ropesgray.com and michael.connolly@ropesgray.com

XII.2
Interpretation. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the words “to the extent” shall be deemed to be followed by the words “but only to the extent.” The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
XII.3
Disclosure Schedule. It is understood and agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section, subsection and subclause references that correspond to the sections, subsections and subclauses of ARTICLE II or ARTICLE III of the Agreement to which such information relates, (ii) the information set forth in each section, subsection, and subclause of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of ARTICLE II or ARTICLE III of the Agreement, and (B) any other representations and warranties set forth in ARTICLE II or ARTICLE III of the Agreement if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of ARTICLE II or ARTICLE III of the Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedule. No disclosure in the Disclosure Schedule shall be deemed to create any rights in any third party.
XII.4
No Third-Party Beneficiaries. Except as provided in Section 7.6 and ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other

Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
XII.5
Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.
XII.6
Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign their rights and delegate their obligations hereunder to their Affiliates as long as such party remains ultimately liable for all of its obligations hereunder.
XII.7
Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
XII.8
Specific Performance and Other Remedies.
(a)
The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)
Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
XII.9
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
XII.10
Exclusive Jurisdiction. Subject to Section 9.4, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement, the Purchase, the other Transactions or any other matters contemplated herein. Subject to Section 9.4, each party agrees not to commence any legal proceedings related hereto except in such court. By execution and delivery of this Agreement, subject to Section 9.4, each party hereto and Indemnifying Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the

Indemnifying Party irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier (or, if overnight courier is not permitted under the Legal Requirements applicable to such Indemnifying Party, in such other manner as permitted under applicable Legal Requirements) to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by the applicable Legal Requirements. The parties hereto and the Indemnifying Party hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
XII.11
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
XII.12
Further Assurances. Each of the parties to this Agreement shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Transactions, and each such party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.
XII.13
Waiver of Conflicts Regarding Representation.
(a)
Ropes & Gray LLP (“Ropes”) has acted as counsel for the Company (prior to the Closing) and the Seller (collectively, the “Company Parties” and each a “Company Party”) in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Purchaser or any of its Affiliates (including the Company after the Closing). Only the Company Parties shall be considered clients of Ropes in the Acquisition Engagement. If the Seller so desires, Ropes shall be permitted, without the need for any future waiver or consent, to represent Seller after the Closing in connection with any matter related to the matters contemplated by this Agreement or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Seller, in any of the foregoing cases including, without limitation, in any dispute, litigation or other adversary proceeding against, with or involving Purchaser, the Company after the Closing or any of their agents or Affiliates.
(b)
To the extent that communications between a Company Party, on the one hand, and Ropes, on the other hand, relate to the Acquisition Engagement, and constituted privileged communications as of immediately prior to Closing, such communication shall be deemed to be attorney-client confidences that belong solely to the Seller. Except in the event that a dispute arises between Purchaser and the Company after the Closing or their Affiliates, on the one hand, and a third party other than Seller, on the other hand, neither Purchaser nor any of its Affiliates, including the Company after the Closing, shall have access to (and Purchaser hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of Ropes, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, for itself and on behalf of its Affiliates, including the

Company after the Closing, upon and after the Closing: (i) the Seller and Ropes shall be the sole holders of the attorney-client privilege of the Company Parties with respect to the Acquisition Engagement, and neither Purchaser nor any of its Affiliates, including the Company after the Closing, shall be a holder thereof; (ii) to the extent that files or work product of Ropes in respect of the Acquisition Engagement constitute property of the client, only the Seller shall hold such property rights of any Company Parties and have the right to waive or modify such property rights; and (iii) Ropes shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Purchaser or any of its Affiliates, including the Company after the Closing, by reason of any attorney-client relationship between Ropes and the Company or otherwise; provided, that, to the extent any communication is both related and unrelated to the Acquisition Engagement, Ropes shall provide (and the Seller shall instruct Ropes to provide) appropriately redacted versions of such communications, files or work product to Purchaser or its Affiliates, including the Company after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between any of Purchaser or the Company after the Closing or their Affiliates, on one hand, and the Seller, on the other hand, concerning the matters contemplated in this Agreement, Purchaser, for itself and on behalf of its Affiliates and the Company after the Closing and its Affiliates, agrees that Purchaser, the Company after the Closing and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Seller.
XII.14
Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit the liability of any Person in connection with a claim based on fraud, willful misconduct or intentional misrepresentation committed by such Person.
I.36
Independent Legal Advice. Each of the parties to this Agreement acknowledges that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Each of the parties to this Agreement acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.
I.37
Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Purchaser and the Seller have caused this Agreement to be executed as of the date first written above.

PURCHASER

Taiho Pharmaceutical Co., Ltd

By: /s/ Masayuki Kobayashi

Name: Masayuki Kobayashi

Title: President & Representative Director

[SHARE PURCHASE AGREEMENT]

SELLER

Cullinan Oncology, Inc

By: /s/ Nadim Ahmed

Name: Nadim Ahmed

Title: President

[SHARE PURCHASE AGREEMENT]

COMPANY

Cullinan Pearl Corp.

By: /s/ Nadim Ahmed

Name: Nadim Ahmed

Title: President

[SHARE PURCHASE AGREEMENT]

ANNEX A
DEFINED TERMS

“Accounting Firm” has the meaning set forth in Section 1.6(d).

“Acquisition Engagement” has the meaning set forth in Section 12.13.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Adjustment Escrow Amount” has the meaning set forth in Section 1.6(c).

“Adjustment Fund” has the meaning set forth in Section 1.6(c).

“Adjustment Fund Release Amount” has the meaning set forth in Section 1.6(f).

“Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Transaction” has the meaning set forth in Section 6.1(b).

“Amended or Terminated Agreements” has the meaning set forth in Section 6.6(b).

“Antitrust Laws” means the HSR Act and any other similar foreign or state antitrust or competition Legal Requirement.

“Balance Sheet Date” has the meaning set forth in Section 2.6.

“Base Consideration” means $275,000,000.

“Board” means the board of directors of the Company.

“Books and Records” has the meaning set forth in Section 2.26.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Tokyo, Japan and Boston, Massachusetts are authorized or obligated by law or executive order to close.

“Charter Documents” has the meaning set forth in Section 2.1.

“Closing Cash” means the aggregate amount of the cash and cash equivalents of the Company as of the Closing Date, calculated in accordance with GAAP; provided, that Closing Cash shall (a) be calculated net of (i) issued but uncleared checks and drafts written or issued by the Company as of the Closing Date, and (ii) any cash or cash equivalents held in escrow or as collateral or prohibited from being transferred by applicable Legal Requirement or by another obligation (contractual or otherwise) to which the Company is a party or otherwise bound, and (b) include checks and drafts received by the Company or deposited for the account of the Company at the Closing.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.4.

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Closing (including all Indebtedness owed to third parties and to Cullinan Oncology, Inc. and its affiliates).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, as to the efforts to be expended by Purchaser and Company to achieve [*****] Approval of a Milestone Product and [*****] Approval of a Milestone Product, [*****].

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” means the Company Common Shares, Company Preferred Shares and any other shares in the capital of the Company, if any, taken together.

“Company Common Shares” means the Common Stock of the Company, $0.0001 par value per share.

“Company Data” means all data and information Processed by or for the Company.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, retention, severance, change of control, termination pay, deferred compensation, performance awards, profit-sharing, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, in each case which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation, contingent or otherwise with respect to any Employee.

“Company Indemnified Parties” means the current officers and directors of the Company and each other Person who is or was a director or officer of the Company at or at any time prior to the Closing.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned by the Company, including that set forth in Section 2.13(a) of the Disclosure Schedule, and all Intellectual Property conceived, developed, generated, made or reduced to practice by or on behalf of Company or its Affiliates in the research, development, manufacture or commercialization of any Company Product.

“Company Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate, is reasonably likely to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), condition or operations of the Company taken as a whole; provided, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect shall have occurred: (i) conditions affecting (A) any of the industries in which the Company operates or participates, (B) the U.S. economy or financial or capital markets (including interest rates) or political conditions in the U.S. or (C) any foreign economy or financial markets in any location where the Company operates or the political conditions in any such

3

markets; (ii) any changes arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by this Agreement or any other related transaction document or the identity or involvement of Purchaser (including any impact on the customers, suppliers, vendors or employees of the Company), (B) any breach by Purchaser of this Agreement or any other related transaction document, or (C) the introduction or success of any product that competes with any product of the Company (other than any product of Seller or its Subsidiaries related to a Competitive Activity which would result in a breach of Seller’s obligations under Section 7.5); (iii) the taking of any action by Purchaser or any of Purchaser’s Affiliates, or the taking of any action by the Company approved in writing by Purchaser or that are otherwise explicitly and specifically permitted under the terms of this Agreement; (iv) any change in accounting requirements or principles or the interpretation thereof; or (v) acts of war, hostilities or terrorism or any escalation or material worsening of any such acts of war, hostilities or terrorism, or the occurrence or escalation of any other calamity or crisis; provided, that with respect to (i), (iv) and (v) such changes do not have a materially disproportionate impact on the Company as compared to other Persons engaged in the pharmaceutical industry.

“Company Preferred Shares” means the Series A Preferred Stock of the Company, $0.0001 par value per share.

“Company Product” means each product or service owned, made, marketed, distributed, imported, licensed or sold by or on behalf of the Company at any time since its inception, and any product or service currently under development by or for, or that the Company currently intends to develop, make, distribute, sell or license, including any Milestone Product.

“Company Returns” has the meaning set forth in Section 2.10(a).

“Company Securities” means the Company Capital Stock, and any rights of any Person, to be issued, granted or otherwise acquire (whether or not vested) any of the foregoing.

“Competitive Activity” means the development, marketing, sale, licensing and/or manufacturing of any product that includes a molecule that directly inhibits tumor cells possessing an insertion mutation in exon 20 of the EGFR (Epidermal Growth Factor Receptor) and which has therapeutic effect predominantly through the inhibition of such mutations.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.2.

“Conflict” has the meaning set forth in Section 2.4.

“Contingent Consideration” has the meaning given to such term in Section 1.7.

“Contract” means any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral, in each case that is legally binding.

“Copyrights” means United States copyrights and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and pending applications to register the same.

“COVID Tax Acts” shall mean The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security (CARES) Act (Pub. L. 116-136), as amended (including by the Paycheck Protection Program Flexibility Act of 2020) (Pub. L. 116-142), the Consolidated

4

Appropriations Act, 2021 (Pub. L. 116-260), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any Treasury regulations or other administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65), and any similar provisions of state, local and non-U.S. law.

“Data Processing Policy” means each statement, policy, representation or notice of the Company relating to the Processing of Company Data, privacy, data protection, or security (including, as applicable, with respect to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder).

“Data Processing Requirement” means any applicable (i) Legal Requirement relating to privacy, data protection, or security (including, as applicable, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder), or (ii) Data Processing Policy, rule, principle, or requirement of any self-regulatory organization, industry best practice, or industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or contractual requirement relating to the Processing of Company Data, privacy, data protection, or security, including, in each case of (i) and (ii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“D&O Policy” has the meaning set forth in Section 7.6(c).

“Development Agreement” has the meaning set forth in the preamble to this Agreement.

“Disclosure Schedule” has the meaning set forth in ARTICLE II.

“Employee” means any current or former consultant, independent contractor, individual service provider, leased employee, officer or director of the Company or any of its Subsidiaries.

“End Date” has the meaning set forth in Section 10.1(b).

“Enforceability Limitations” has the meaning set forth in Section 2.2.

“Environmental Law” means any Legal Requirement relating to worker health and safety, pollution, protection of the environment, Hazardous Material or any Hazardous Material Activity.

“Environmental Permit” means any consent, license, permit, grant or other authorization required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company, including any Subsidiaries of the Company, or that, together with the Company, could be deemed a “single employer”.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” has the meaning set forth in the preamble hereto.

5

“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 1.4.

“Expiration Date” has the meaning set forth in Section 9.1.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” has the meaning set forth in Section 2.24(b).

“Final Adjustment Amount” has the meaning set forth in Section 1.6(e).

“Financial Statements” has the meaning set forth in Section 2.6.

[*****]

[*****]

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any court, administrative agency, tribunal or commission or other federal, state, provincial, county, local or other foreign governmental authority, instrumentality, agency or commission, including for greater certainty any such entity exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Hazardous Material” means any material, chemical, waste, emission or substance for which liability or standards of conduct may be imposed or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and any recycling, product take-back or product content requirements, including without limitation, the European Union Directive 2012/19/EU on waste electrical and electronic equipment or WEEE Directive, the European Union Directive 2011/65/EU on the restriction on the use of hazardous substances or RoHS Directive, and the Administrative Measures on the Control of Pollution Caused by Electronic Information Products or China RoHS, all as implemented and amended at any time.

“HIPAA” has the meaning set forth in Section 2.24(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under

6

GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all guarantees by such Person of any liabilities of a third-party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed; (vi) any accounts or trade payables and similar liabilities or accruals of such Person owing to any other Person; (vii) all liabilities of such Person in connection with excess commitments on purchase orders; (viii) the Pre-Closing Tax Amount; and (ix) all interest, fees, change of control payments, prepayment premiums, cancellation charges, fees, or penalties and other, charges, fees, penalties, or expenses owed with respect to the indebtedness referred to in clauses (i) through (viii) above.

“Indemnifiable Third-Party Claim” means a third-party claim brought against an Indemnified Party where an adverse judgment in connection with such third-party claim would reasonably be expected to give the Indemnified Parties a claim for indemnification hereunder.

“Indemnification Claim Notice” has the meaning set forth in Section 9.4(a).

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Insurance Policies” has the meaning set forth in Section 2.21.

“Intellectual Property” means Copyrights, Know-How, Patents and Trademarks, and all rights therein and claims for Losses by reason of past infringement thereof, with the right to sue for, and collect the same.

“IRS” means the United States Internal Revenue Service.

“IT System” means any information technology or computer system (including software, information technology and telecommunication hardware, networks and other equipment) relating to the Processing of Company Data, and any support, disaster recovery and online service, whether or not in electronic format, used by the Company in the conduct of its business as currently conducted.

“Know-How” means information, inventions (whether or not patentable), improvements, practices, formula, trade secrets, tests, assays, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and raw data, regulatory filings, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, drawings, specifications, materials (including pharmaceutical, chemical and biological materials, products, components or compositions) and any other information, data or materials related to the research, discovery, development, marketing, pricing, distribution, cost, sales and manufacturing of pharmaceutical compounds and products and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Knowledge” or “Known” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the following: [*****], and (b) with respect to the Seller, the actual knowledge, after reasonable inquiry, of any of the following: [*****].

7

“Legal Requirement” means any applicable U.S. or non-U.S. federal, state, provincial, local, international or other constitution, law, statute, ordinance, rule, directive, regulation, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” means (a) all Intellectual Property incorporated into, or used in the research, development, manufacturing, delivery, commercialization or distribution of, the Company Products; and (b) all other Intellectual Property used or held for use in the conduct of the business of the Company, in each case, to which any Person has granted a license, covenant not to sue, or any other right to the Company.

“Lien” means any lien, pledge, charge, claim, mortgage, assessment, hypothecation, deed of trust, right of first refusal, preemptive right, easement, transfer restriction, security interest or other similar encumbrance other than (a) liens for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which proper reserves have been created, (b) mechanic’s or materialmen’s liens or encumbrances or any similar lien for amounts not yet due and payable, (c) liens arising under worker’s compensation, unemployment insurance, Social Security, retirement, and similar legislation for amounts not yet due and payable, (d) workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens, (e) zoning, entitlement, building and other land use regulations that do not materially impair, prohibit or restrict the occupancy or current use real property which they encumber, (f) liens under original purchase price sales contracts, other than for real property, and equipment leases entered into; and (g) liens that will be removed in connection with the Closing.

“Loss” means any losses, liabilities, damages, diminution in value, royalties, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing; provided, that “Loss” shall not be deemed to include any losses, liabilities, damages, diminutions in value, costs or expenses that are speculative or not reasonably foreseeable.

“Lower Target Amount” means [*****]

“Made Available” means that the Seller has posted such materials to the virtual data room for “Pearl” managed by Donnelley Financial Solutions Virtual Data Room and made available to Purchaser and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is three (3) days prior to the date of this Agreement.

“Material Contracts” has the meaning set forth in Section 2.14(b).

“Milestone Payment” has the meaning set forth in Section 1.7(a).

“Milestone Product” means any pharmaceutical product containing that certain chemical compound coded by Company as of the date hereof as TAS6417, also sometimes referred to as CLN-081.

“Net Working Capital” means an amount, which may be positive or negative, equal to (a) the total current assets of the Company minus (b) the absolute value of the total current liabilities of the Company, in each case, determined in accordance with GAAP applied on a basis consistent with the Financial Statements and the Closing Date Balance Sheet and solely to the extent such assets and liabilities are accounted for in the general ledger account codes set forth on Exhibit D. Exhibit D includes a sample calculation of Net Working Capital. For the avoidance of doubt, amounts constituting or otherwise reflected

8

in Closing Cash, Indebtedness or Transaction Expenses shall be excluded for purposes of determining Net Working Capital.

“Net Working Capital Adjustment Amount” means the amount, if any, by which Net Working Capital as of the Closing is (i) less than the Lower Target Amount or (ii) more than the Upper Target Amount; provided, that if the Net Working Capital as of the Closing is more than the Lower Target Amount and less than the Upper Target Amount, the Net Working Capital Adjustment Amount shall be zero.

“Notice of Disagreement” has the meaning set forth in Section 1.6(b).

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications whether published or unpublished, worldwide, (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), registrations, applications for registrations and any term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Net Working Capital Adjustment Amount” has the meaning set forth in Section 1.6(a).

“Post-Closing Statement” has the meaning set forth in Section 1.6(a).

“Pre-Closing Tax Amount” means the sum of (a) an amount equal to Pre-Closing Taxes that remain unpaid as of the Closing, without duplication for any items included in clause (b) hereof, less (b) the aggregate value of any Tax refunds or credits for Taxes to which the Company is actually entitled to receive upon filing any applicable Tax Return for a Pre-Closing Tax Period after the Closing Date, or any applicable Tax Return for a Straddle Period to the extent attributable to a Pre-Closing Tax Period (as described under Section 11.4 of this Agreement). The Pre-Closing Tax Amount shall be determined (i) based on the Company’s historical practices and procedures (including any elections, methods of accounting, and other filing positions); (ii) including all tax deductions attributable to the transactions contemplated by this agreement or Transaction Expenses to the extent deductible in a Pre-Closing Tax Period and that can be used to offset such Taxes described in clause (a) of the preceding sentence under applicable Legal Requirements; (iii) excluding any reserves for contingent Tax or uncertain Tax positions established or required to be established under GAAP methodologies; (iv) excluding any deferred Tax items, (v) excluding any Taxes attributable to any action taken by Purchaser or any of its Affiliates (including the Company) on the Closing Date after the Closing, and (vi) taking into account all payments made by (or credits received in lieu thereof) the Company prior to the Closing.

“Pre-Closing Taxes” means without duplication (a) any Taxes of the Company attributable to any taxable period or portion thereof ending on or before the Closing Date (“Pre-Closing Tax Period”), provided, the amounts described in this definition shall be determined by including any Taxes that would

9

have been due or payable on or prior to the Closing Date but for any provision of the COVID Tax Acts, but only to the extent such Taxes are or become due and payable following the Closing Date; (b) any Taxes for any taxable period of Seller or of any consolidated group that includes the Company prior to Closing; (c) any Taxes attributable to any income of the Company or any of its Subsidiaries or Affiliates required to be recognized under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax-related Legal Requirement) to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of the Company and each of its Subsidiaries ended on the Closing Date; (d) any Transfer Taxes attributable to the transactions contemplated by this Agreement and any Transaction Payroll Taxes; (e) any Taxes attributable to the conversion of or repayment of any Indebtedness of the Company occurring at or prior to Closing;(f) any amounts payable after the Closing Date as a result of an election under Section 965(h) of the Code by or with respect to the Company (or any similar election under U.S. state, local or non-U.S. Legal Requirement); and (g) any amounts described in clause (b) of the definition of Pre-Closing Tax Amount to the extent such amounts are subsequently reclaimed or reassessed by a Governmental Entity.

“Pre-Closing Tax Period” has the meaning set forth in “Pre-Closing Taxes”.

“Process” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Product Data” means all data and information collected, created, compiled, generated, derived, or otherwise obtained by or for the Company (or, prior to the Closing, any Affiliate of the Company) in connection with the research, development, manufacture or commercialization of any Company Product.

“Purchase” has the meaning set forth in the preamble to this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Officer’s Certificate” has the meaning set forth in Section 8.3(d).

“Registered Company IP” has the meaning set forth in Section 2.13(a).

“Registered IP” means all Intellectual Property that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all Patents, registered Copyrights, and registered Trademarks, business names and domain names and all applications for any of the foregoing.

“Regulatory Approval” means the approvals (including, to the extent required by any Legal Requirement prior to the first commercial sale of the applicable pharmaceutical product in the United States, any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Governmental Entities necessary for the marketing and sale of a pharmaceutical product in the United States, including approval of an NDA or BLA, as applicable, by the FDA.

“Related Agreements” means the Technology Transfer and Transition Services Agreement, the Development Agreement, the Escrow Agreement and all other agreements and certificates entered into by the parties in connection with the Transactions.

10

“Released Parties” has the meaning set forth in Section 7.3(a).

“Releasing Parties” has the meaning set forth in Section 7.3.

“Representatives” has the meaning set forth in Section 6.1(b).

“Resolution Deadline” has the meaning set forth in Section 1.6(d).

“Ropes” has the meaning set forth in Section 12.13(a).

[*****]

[*****]

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).

“Seller Officer’s Certificate” has the meaning set forth in Section 8.2(g).

“Shareholder” means any holder of any Company Capital Stock as of immediately prior to the Closing, or such other time if appropriate given the context.

“Shares” has the meaning set forth in the preamble to this Agreement.

“Solicitation” has the meaning set forth in Section 6.1(a).

“Spreadsheet” has the meaning set forth in Section 1.3.

“Standard Form IP Contract” means each standard form of Contract used by the Company comprising (i) the Employee Proprietary Information Agreement; or (ii) the Consultant Proprietary Information Agreement.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, each corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Tax” means (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, Social Security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express

11

or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

[*****] has the meaning set forth in Section 9.1.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

“Technology Transfer and Transition Services Agreement” has the meaning set forth in the preamble to this Agreement.

“Threshold Amount” has the meaning set forth in Section 9.3(c).

“Total Closing Consideration” means an amount equal to (a) the Base Consideration, plus (b) Closing Cash, less (c) Closing Indebtedness, less (d) Transaction Expenses (not including any Transaction Expenses to the extent paid by the Company at or prior to the Closing), less, (e) the absolute value of the Estimated Net Working Capital Adjustment Amount (if less than the Lower Target Amount), plus (f) the Estimated Net Working Capital Adjustment Amount (if more than the Upper Target Amount), less (g) the Adjustment Escrow Amount.

“Total Consideration” means (a) the Total Closing Consideration, plus (b) the Final Adjustment Amount (if a positive number), minus (c) the absolute value of the Final Adjustment Amount (if a negative number), plus (d) the Contingent Consideration (if any).

“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, trade names, and Internet domain names, whether registered or unregistered, and pending applications to register the foregoing.

“Transaction Expenses” means, (without duplication of any other components of Total Closing Consideration), the following transaction expenses for which the Company is liable for, directly or indirectly, including as a guarantor thereof (and irrespective of whether such Transaction Expenses were incurred by the Company, the Seller or their respective Affiliates): (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Purchase and the other Transactions; (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company on account of outstanding Indebtedness of the Company, or resulting from the early termination of Contracts, resulting from, or in connection with, the Purchase (it being understood that this clause (ii) shall not include any amounts included in Closing Indebtedness and shall not include any amounts resulting from the early termination of Contracts terminated at the request of Purchaser which would not be due in the absence of such request); (iii) any bonus, severance, retention, change-in-control payments or similar payment obligations (including payments with either “single trigger” or “double trigger” provisions) of the Company to Employees resulting from, or in connection with, the Transactions; (iv) any change of control or other similar payments and expenses that are paid or payable by the Company as a result of, or in connection with, this Agreement, including any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company as are required in connection with the Purchase for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or

12

early termination of any such Contract; (v) any costs, expenses and fees of the Escrow Agent; (vi) any Transaction Payroll Taxes and (vii) premiums or other costs, expenses or fees incurred in connection with or payments for any D&O Policy.

“Transaction Payroll Taxes” means the employer portion of any payroll, withholding, or employment Taxes incurred in connection with any (i) bonuses, including any retention bonuses, (ii) exercise, disposition or cashouts of any Company options or other options, or (iii) other compensatory payments in connection with the Transactions, whether payable by Purchaser, the Company or any of their respective Affiliates.

“Transactions” has the meaning set forth in the preamble to this Agreement.

“Transfer” has the meaning set forth in Section 7.1(a).

“Transfer Taxes” shall mean any sales, use, excise, gross receipts, value added, goods and services, filing and recordation fees and similar taxes, and fees.

“Upper Target Amount” means [*****].

13